UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Teleflex Incorporated
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550 East Swedesford Road, Suite 400
Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders
To Be Held on May 15, 2026

April 15, 2026
TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:
The 2026 annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 15, 2026 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:
1.To elect seven directors named herein to serve on our Board of Directors for a term of one year and until their successors have been duly elected and qualified;
2.To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;
3.To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026; and
4.To transact such other business as may properly come before the meeting.
Our Board of Directors has fixed Friday, March 20, 2026 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote in advance as promptly as possible. You may vote your shares through the internet, by telephone, by mail, or at the Annual Meeting as described more fully on pages 2-3 of this proxy statement.

By Order of the Board of Directors,

Daniel V. Logue
Corporate Vice President, General Counsel and Secretary
PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
550 East Swedesford Road, Suite 400
Wayne, Pennsylvania 19087
PROXY STATEMENT
GENERAL INFORMATION
This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (referred to as the “Company,” “Teleflex,” “we,” “us” or “our”) for use at the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 15, 2026 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 20, 2026, the record date for the meeting, are entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 44,265,383 shares of common stock outstanding.
This proxy statement and our other proxy materials, including the Notice of Annual Meeting and our 2025 Annual Report, are first being made available to stockholders on or about April 15, 2026.
The Company will pay the cost of solicitation of proxies. Proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in transmitting solicitation materials to the beneficial owners of the Company’s common stock.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 15, 2026
This proxy statement, the accompanying Notice of Annual Meeting and our 2025 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS
1.What is a “proxy”?
It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”
2.What is a “proxy statement”?
It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.
3.What is a “quorum”?
A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy to conduct business at the meeting. A majority of the outstanding shares of our common stock, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.
4.How many votes are required to elect director nominees and approve the proposals?
To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.
Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against each of these proposals, while broker non-votes will not be included in the vote count and will have no effect on the vote.
5.What is a “broker non-vote”?
A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors or the advisory vote on executive compensation; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Your broker or its designee should provide you with instructions for this purpose.
6.What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record, or a “record holder,” with respect to those shares. Record holders will have proxy materials delivered directly to their mailing address or electronically if they have previously consented to delivery by electronic mail.
Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will forward the proxy materials along with instructions on how to give instructions as to how your shares are to be voted.
7.How do I vote?
If you were a record holder on the record date, you may vote through any of the following methods:
•attend the Annual Meeting in person and submit a ballot,
•sign and date each proxy card or voter instruction form you receive and return it in the prepaid envelope included in your proxy package,
•vote by telephone by calling 1-800-PROXIES (776-9437) or
•vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide, unless the proxy is revoked before it is exercised. If no such instructions have been specified in your proxy, the shares will be voted by the persons named in the enclosed proxy card as follows:
•FOR the election of the director nominees described in this proxy statement;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
•FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.
If you were a beneficial owner of shares at the close of business on the record date, you may vote your shares by providing instructions to your broker, bank or other nominee. Your broker, bank or other nominee should provide a voting instruction form that you can use to give instructions as to how your shares are to be voted; please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
8.What should I do if I receive more than one set of proxy materials?
If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.
9.How can I revoke my proxy?
You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
If your shares are held by a broker, bank or other nominee, contact that institution for instructions.
10.Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on March 20, 2026 may attend the Annual Meeting. You will need proof of ownership to enter the meeting. If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record. Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.
Even if you plan to attend the meeting in person, you are strongly encouraged to vote your shares beforehand through the internet, by telephone or by mail.

PROPOSAL 1:
ELECTION OF DIRECTORS
Our Board of Directors (the "Board") currently consists of eight members. John C. Heinmiller and Stephen K. Klasko will continue to serve as members of the Board until the conclusion of the Annual Meeting when they will depart from the Board. The Board extends its gratitude to Mr. Heinmiller and Dr. Klasko for their contributions to our company during their tenure on the Board. With the departures of Mr. Heinmiller and Dr. Klasko and assuming the election of Michael J. Tokich, the size of the Board will be set to seven directors in connection with the Annual Meeting.
At the Annual Meeting, seven directors will be elected for terms expiring at our annual meeting of stockholders in 2027 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Candace H. Duncan, Gretchen R. Haggerty, Andrew A. Krakauer, Neena M. Patil, Stuart A. Randle, Jaewon Ryu, M.D. and Michael J. Tokich for election to the Board. With the exception of Mr. Tokich, all nominees are continuing directors who previously were elected by our stockholders.
Our bylaws generally require that, to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director nominee’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

We seek to assemble a Board that operates cohesively and works with management in a constructive way to deliver long term stockholder value. Over the course of the past year, Teleflex has made demonstrable progress optimizing its portfolio and positioning the Company for long-term value creation. In July 2025, we completed the acquisition of BIOTRONIK’s Vascular Intervention business, expanding our coronary intervention portfolio and establishing a global footprint in the fast-growing peripheral intervention market. In December 2025, we announced agreements to sell our Acute Care, Interventional Urology and OEM businesses as part of our overall transformation plan, creating a more focused medical technologies leader, positioned to drive growth across its core critical care and high acuity hospital market, with highly complementary businesses in Vascular Access, Interventional and Surgical. The sale transactions, which are on track to close in the second half of 2026, are expected to deliver net proceeds of approximately $1.8 billion after tax. We intend to use these proceeds to fund a $1.0 billion share repurchase and $800 million in debt paydown – and will maintain a disciplined capital allocation framework. Teleflex is also making progress on its strategic priorities, which include driving durable performance and building a clearer financial profile with significant improvements in margins, interest expense and adjusted earnings per share. The Board is focused on successfully completing the divestitures, including the efficient and effective operational separation of the businesses from Teleflex RemainCo, as well as our ongoing CEO search. Our Board will continue to take decisive actions to best position the Company for success and drive enhanced value for shareholders.
In addition, the Board believes it operates best when its membership reflects a diverse range of experiences, areas of expertise and backgrounds. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. In evaluating nominees for election to the Board, consistent with our Corporate Governance Principles, our Nominating and Governance Committee considers, among other factors, the candidate’s potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics.

The following charts provide information with respect to the tenure, age and independence of our director nominees as of the date of this proxy statement.
We believe our directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our director nominees is set forth below.
Nominees for election to the Board of Directors

Candace H. Duncan
Ms. Duncan, 72, has been a director of Teleflex since 2015 and currently serves as chair of the Audit Committee and a member of the Nominating and Governance Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit.
Ms. Duncan’s extensive experience in public accounting enables her to provide valuable perspectives to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and internal controls.

Gretchen R. Haggerty
Ms. Haggerty, 70, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U.S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of Atmus Filtration Technologies Inc. and Johnson Controls International plc.
Ms. Haggerty’s background in executive management of a large, complex global corporation, as well as her experience gained through other public company directorships, enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters and in its oversight of our financial statements and internal controls.

Andrew A. Krakauer
Mr. Krakauer, 71, has been a director of Teleflex since 2018 and currently serves as chair of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.
Mr. Krakauer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives.

Neena M. Patil
Ms. Patil, 51, has been a director of Teleflex since 2022 and currently serves as a member of the Nominating and Governance Committee. Since February 2021, she has held the position of Chief Legal Officer and Executive Vice President of Jazz Pharmaceuticals plc, a biopharmaceutical company. From July 2019 to February 2021, Ms. Patil served as Senior Vice President and General Counsel of Jazz Pharmaceuticals. Prior to joining Jazz Pharmaceuticals, Ms. Patil was Senior Vice President, General Counsel and Corporate Secretary of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company, from September 2018 to July 2019. Prior to that, from May 2008 to October 2016, Ms. Patil served in various management positions at Novo Nordisk Inc., culminating in her role as Vice President for Legal Affairs and Associate General Counsel. Prior to 2008, she worked for several other global biopharmaceutical companies including Pfizer Inc., GPC Biotech AG and Sanofi.
Ms. Patil’s executive and senior management experience in the healthcare industry enables her to provide valuable insights regarding a wide range of business matters, including commercial matters, operations, acquisitions and strategic planning initiatives. In addition, Ms. Patil’s legal background renders her particularly well qualified to assist the Board in addressing a variety of public company, board governance and public policy matters, as well as helping to provide oversight regarding our Corporate Social Responsibility (CSR) programs.

Stuart A. Randle
Mr. Randle, 66, has been a director of Teleflex since 2009. He became our Interim President and Chief Executive Officer on January 8, 2026. In December 2018, Mr. Randle retired after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Jaewon Ryu, M.D.
Dr. Ryu, 52, has been a director of Teleflex since 2023 and currently serves as a member of the Compensation Committee. Since April 2024, Dr. Ryu has been the Chief Executive Officer of Risant Health, a nonprofit healthcare organization that provides support systems and services to its constituent health systems. From June 2019 to April 2024, Dr. Ryu served as the President and Chief Executive Officer of Geisinger Health, an integrated healthcare system with a clinical enterprise, health plan, a school of medicine and research and innovation functions. He joined Geisinger in October 2016 and served as Executive Vice President and Chief Medical Officer until December 2018. From December 2018 to June 2019, he served as Interim President and Chief Executive Officer of Geisinger. Prior to joining Geisinger, Dr. Ryu served as President, Integrated Care Delivery for Humana, Inc., a health insurance company, from January 2014 to September 2016. Previously, he served in various leadership capacities at the University of Illinois Hospital and Health Sciences System and Kaiser Permanente, after having practiced as a corporate healthcare attorney and worked in government roles at the Centers for Medicare and Medicaid Services and the Department of Veterans Affairs. Dr. Ryu is currently a director of Privia Health Group, Inc.
Dr. Ryu’s extensive experience in the areas of care delivery and payment enables him to provide meaningful perspectives with respect to a wide range of business matters, including with respect to our strategic initiatives. His knowledge and background in legal and regulatory aspects of the healthcare industry and government policy enable him to provide valuable industry insights. In addition, Dr. Ryu’s experience with healthcare and health insurance organizations enables him to provide valuable perspectives with respect to information technology and security matters.

Michael J. Tokich
Mr. Tokich, 57, is a new director nominee. Since August 2025, Mr. Tokich has served as a Senior Financial Advisor at STERIS plc, a leading global healthcare and life science provider of products and services. Prior to that, Mr. Tokich served as Senior Vice President and Chief Financial Officer of STERIS from March 2008 to August 2025. Mr. Tokich joined STERIS in 2000 and held various senior financial roles prior to his appointment as CFO in 2008. Mr. Tokich is currently a director of Mettler-Toledo International Inc.

Mr. Tokich's executive and senior management experience in the healthcare and life sciences industry will enable him to provide a wide range of perspectives on financial and business initiatives. In addition, his extensive experience as a financial executive will render him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and internal controls.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE
Corporate Governance Principles and Other Corporate Governance Documents
Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board and the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Nominating and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.
Additionally, the Company maintains a securities trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all company directors, officers, and employees. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as the listing standards of the New York Stock Exchange.
Board Independence
The Board has affirmatively determined that Candace H. Duncan, Gretchen R. Haggerty, John C. Heinmiller, Stephen K. Klasko, Andrew A. Krakauer, Neena M. Patil and Jaewon Ryu are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). The Board also has determined that Michael J. Tokich, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards. All of the independent directors and Mr. Tokich meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit and Compensation Committees meet the additional independence requirements of the NYSE and the SEC applicable to audit committee and compensation committee members, respectively. In making its determination with respect to Mr. Heinmiller, the Board considered the Company’s sale of products to a hospital system with respect to which he serves as a member of the board of directors. In making its determination with respect to Dr. Ryu, the Board considered the Company’s sale of products to hospital systems affiliated with Risant Health, the company for which he serves as Chief Executive Officer. In making its determination with respect to Mr. Tokich, the Board considered the Company’s purchase of services from STERIS, a provider of products and services to the healthcare and life science industry that employs Mr. Tokich as an advisor. Based on its review, and after considering that applicable sales and purchases were de minimis relative to each party's total annual sales and that none of Mr. Heinmiller, Dr. Ryu or Mr. Tokich have any direct or indirect involvement in the respective transactions, the Board concluded that Mr. Heinmiller's and Dr. Ryu’s relationships with the respective hospital systems and Mr. Tokich's relationship with STERIS did not impair their independence.
To assist the Board in making independence determinations, the Board has adopted the following categorical standards that, if applicable, automatically would result in a determination that the director is not independent. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she shall not be considered independent:
•A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment (provided that employment as an interim Chairman or interim Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment).
•A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by the director for former service as an interim Chairman or interim Chief Executive Officer or other executive officer need not be considered in determining independence.
•A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.
•A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
Board Leadership Structure
The Board’s goal is to achieve the best board leadership structure for effective oversight and management of our company. The Board believes there is no single, generally accepted approach to providing effective board leadership and that the leadership structure of a board must be considered in the context of the individuals involved and the specific circumstances facing the company. Accordingly, what the Board determines to be the right board leadership structure for Teleflex may vary from time to time as circumstances warrant.
In connection with the previously disclosed Chief Executive Officer change made in January 2026, the Board determined that, given the current composition of the Board and specific circumstances facing the Company, including the announced sale of the Company’s Acute Care, Interventional Urology and OEM businesses, the most effective Board leadership structure at this time entails the appointment of an independent Board Chair. The Board considered that the Chief Executive Officer is generally responsible for the Company’s strategic direction and overseeing key initiatives after consultation and input from our Board, while the Chair provides guidance to the Chief Executive Officer and, in consultation with the Chief Executive Officer and other directors, sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that this separation of duties allows both the Chief Executive Officer and Chair of the Board to most efficiently use their time and fulfill their respective responsibilities.
Accordingly, in January 2026, the independent directors of the Board unanimously appointed Dr. Klasko to serve as our independent Chair. In making its decision to appoint Dr. Klasko as Chair, our Board considered Dr. Klasko’s tenure as the Board’s Lead Director, a role he held since May 2023, and his success in collaborating with the Company’s Chief Executive Officer, management and independent directors. In anticipation of Dr. Klasko's departure from the Board, in April 2026, the independent directors of the Board unanimously appointed Mr. Krakauer as Chair effective upon the conclusion of Dr. Klasko's term. In making its decision to appoint Mr. Krakauer as Chair, our Board considered Mr. Krakauer's service as a director since 2018, as well as his extensive executive and senior management experience in the medical device industry. The Chair is appointed annually by the Board.
Other than Mr. Randle, all of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Mr. Randle is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Chair, as discussed in more detail below under “Executive Sessions of Non-Management Directors.”
Executive Sessions of Non-Management Directors
Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, whom we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted annually and on such additional occasions as any non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The independent Chair presides over such meetings.

Stockholder Engagement and Board Responsiveness
Background on our Engagement Program
Our Board understands and values the importance of a comprehensive stockholder outreach program and being responsive to the stockholders with whom we engage. The Nominating and Governance Committee oversees our stockholder engagement program pursuant to which management reaches out to the Company’s largest stockholders throughout the year to facilitate a dialogue with respect to our financial results, corporate strategy, compensation practices and other governance and sustainability matters. Meetings with stockholders are generally attended by our Vice President, Investor Relations and other members of management based on the subject matters being discussed. Discussions may also include members of our Board. Management provides a report of those meetings to the Nominating and Governance Committee and, if appropriate, the Compensation Committee.
Impact on our Governance
Our stockholder engagement program continues to influence and inform the Company’s policies, practices and disclosures. For example, over the past several years alone, the Company has undertaken the following actions:
•Declassification of the Board. We amended our certificate of incorporation following the Company’s 2022 annual meeting of stockholders to provide for the declassification of the Board commencing with our 2023 annual meeting of stockholders, which was implemented in response to an advisory stockholder proposal;
•Elimination of Supermajority Voting. We amended our certificate of incorporation following the Company’s 2023 annual meeting of stockholders to remove supermajority voting provisions in 2023, which was implemented in response to an advisory stockholder proposal; and
•Stockholder Right to Call Special Meetings. We amended our bylaws to implement a robust stockholder right to call special meetings in 2023.
2025 Engagement
In 2025, we continued to take a holistic approach with respect to our stockholder engagement program, engaging in communication with stockholders with respect to our financial results, corporate strategy, compensation practices (including the results of the advisory vote on executive compensation held at our 2025 annual meeting of stockholders) and other governance and sustainability matters. Throughout the year, we also sought additional opportunities to connect directly with our investors to discuss current and emerging trends and to hear investor feedback. Set forth below is an overview of our 2025 engagement.
•Investors Engaged. In the fourth quarter of 2025, we affirmatively reached out to our top 10 stockholders representing approximately 65% of our outstanding common stock at the time of the engagement effort. Four investors representing approximately 35% of our outstanding common stock requested a meeting, and we met with each such investor. No investor requested a second meeting.
•Our Representatives. Each of these four meetings were attended by members of management (including our Vice President, Investor Relations and our Corporate Vice President, General Counsel and Secretary) as well as the Lead Director of our Board (currently the Chairman of the Board) and the Chairman of the Nominating and Governance Committee, as well as the former Chairman of our Compensation Committee (currently our Interim Chief Executive Officer).
•Topics Discussed. Topics discussed included, among others:
•Board composition and refreshment
•Company strategy
•Potential disclosure enhancements
•Our pending strategic divestitures
•Talent development and retention
•CEO succession
•Our executive compensation practices (discussed further below)
Factoring in these discussions and others held throughout the year, the Company and the Board took significant actions, including:
•Implementation of CEO Transition Plan. As previously disclosed, on January 8, 2026, the Company announced (1) the departure of Liam J. Kelly from his roles as the Company’s President and Chief Executive Officer and (2) the appointment of Stuart A. Randle, a member of the Board, to serve as

Interim President and Chief Executive Officer. The Board has engaged Spencer Stuart, a leading international executive search firm, to assist with the search for a permanent President and Chief Executive Officer.
•Appointment of an Independent Chair. In connection with Mr. Kelly’s departure as President and Chief Executive Officer and in response to stockholder feedback, the Board updated the Company’s Corporate Governance Principles to provide that the Board must select and appoint an independent director to serve as the Chair of the Board and appointed Stephen K. Klasko, M.D. to serve as the independent Chair of the Board, with Dr. Klasko to be succeeded by Mr. Krakauer upon conclusion of Dr. Klasko's term.
•Modifications to our Executive Compensation Program and Disclosures. As discussed further below under “Compensation Discussion and Analysis – 2025 Stockholder Advisory Vote on Executive Compensation – Stockholder Engagement,” the Compensation Committee made certain modifications to our executive compensation program and enhanced our executive compensation disclosure in direct response to stockholder feedback.
Communicating with Our Board
Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the independent Chair, the non-management directors as a group or the Chair or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.
Board Assessment
Each year, the Nominating and Governance Committee of the Board, together with the independent Chair, oversees a self-assessment process to evaluate the performance of the Board and its committees. The evaluations also help to inform the Nominating and Governance Committee’s discussions regarding Board succession planning and refreshment and complement its evaluation of the size and composition of the Board. The process for conducting the annual assessment varies from year to year, but is generally conducted through interviews, discussions and/or responses to written questionnaires. The results are then compiled and reviewed in detail and discussed by the Board and each committee, as applicable. The Board believes that the evaluation process is an important tool for improvement and the continued effectiveness of the Board and its committees.
The Board and Board Committees
The Board held eleven meetings in 2025. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2025. The Board does not have a formal policy concerning attendance at our Annual Meeting of stockholders but encourages all directors to attend. All of our Board members attended the 2025 annual meeting of stockholders.
The Board has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Randle. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2025 Compensation – Our Equity Grant Practices” for additional information.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and Board compensation. The Nominating and Governance Committee also is responsible for developing and recommending to the Board corporate governance principles, overseeing the annual Board and committee evaluation process, as discussed above, and overseeing our strategy and practices with respect to environmental, social and governance matters.
The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, we also seek candidates with the potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics. Directors must be able to devote substantial time to our affairs. The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee should consider the attributes set forth above.
To assist in identifying candidates for nomination as directors, the Nominating and Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. Mr. Tokich was recommended by a third-party search firm engaged by the Nominating and Governance Committee.
In addition, the Nominating and Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2027 annual meeting, a stockholder must submit the following information by December 16, 2026:
•the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;
•information about the relationship between the candidate and the recommending stockholder;
•the consent of the candidate to serve as a director; and
•proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.
We have also adopted a “proxy access” bylaw provision which allows eligible stockholders to nominate candidates for election to our Board and include such candidates in our proxy materials subject to the terms, conditions, procedures and deadlines set forth in Article II, Section 2.2.2 of our bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares entitled to vote, held by up to 20 stockholders, holding the shares continuously for at least three years, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.
For more specific information regarding these deadlines in respect of the 2027 annual meeting of stockholders, see “Stockholder Proposals and Nominations” below. You should consult our bylaws for more detailed information regarding the processes summarized above.
In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. The Nominating and Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.
The current members of the Nominating and Governance Committee are Dr. Klasko and Mses. Patil and Duncan. Dr. Klasko currently serves as chair of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2025.
Compensation Committee
The duties and responsibilities of the Compensation Committee include, among others, the following:
•review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;
•review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Chair of the Board, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;
•review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;
•review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);
•establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);
•administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Randle, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);
•review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;
•review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and
•review the human capital processes and performance metrics used by management to attract, retain and develop talent across our company.
The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2025, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as "FW Cook." See “Compensation Discussion and Analysis” for additional information.
The current members of the Compensation Committee are Mr. Krakauer and Drs. Klasko and Ryu. Mr. Krakauer currently serves as chair of the Compensation Committee. The Compensation Committee held seven meetings in 2025.
Audit Committee
The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:
•the integrity of our financial statements;
•our internal controls compliance;
•our compliance with legal and regulatory requirements;
•our independent registered public accounting firm’s qualifications, performance and independence;
•the performance of our internal audit function;
•our risk management process, including risks related to product quality and safety and cybersecurity; and
•the funding of our defined benefit pension plan and the investment performance of plan assets.
The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm and related fees. For a discussion of the Audit Committee’s pre-approval policies and procedures, see “Audit Committee Pre-Approval Procedures” included under Proposal 3 of this proxy statement. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.
Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Heinmiller. Ms. Duncan currently serves as chair of the Audit Committee. The Audit Committee held six meetings in 2025. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.
Risk Oversight and Management
The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our compliance officer, who surveys and interviews our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, members of Teleflex senior management review and discuss the results with the Audit Committee. Thereafter, the Audit Committee and our Chief Executive Officer provide the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during each year and reviewed with the Audit Committee. In addition, the Board, acting principally through the Audit Committee, provides oversight of our cybersecurity program. The Audit Committee reviews, on at least a semi-annual basis, our cybersecurity programs and cyber risks through in-depth reviews with management. We believe these processes facilitate the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.
The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use several approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2025
In 2025, each director who was not a Teleflex employee received compensation for his or her service as a director, which consisted of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. The chairpersons of our Audit, Compensation and Nominating and Governance Committees received an additional annual cash retainer, and our Lead Director received an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors would have been entitled to receive a grant of an option to purchase shares of our common stock.
For 2025, the amounts payable under our non-management director compensation program were as follows:

•Annual Cash Retainer – All Non-Management Directors	$67,000

•Additional Annual Cash Retainer – Committee Chairs:
◦Audit Committee Chair	$22,500
◦Compensation Committee Chair	$17,500
◦Nominating and Governance Committee Chair	$14,000

•Annual Equity Grants – All Non-Management Directors:
◦Restricted Stock Units	$137,000
◦Stock Options	$90,000

•Additional Annual Equity Grant – Lead Director:
◦Restricted Stock Units	$40,000

•Stock Option Grant Upon Initial Election	$180,000

• Meeting Fees (per meeting):
◦Board of Directors (participation in person)	$2,000
◦Board of Directors (participation by telephone)	$1,000
◦Committees (participation in person or by telephone)	$1,000

In January 2026, our Board approved certain changes to our non-management director compensation program in connection with the appointment of an independent Chair of the Board, which changes became effective as of January 1, 2026. Specifically, our Board replaced the annual Lead Director equity grant with an annual Board Chair cash retainer and approved a monthly stipend payable to the Board Chair until such time as the Company's permanent Chief Executive Officer commences employment. In February 2026, our Board approved additional changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved an increase in the annual cash retainer amount, established annual retainer fees for committee members and eliminated Board and committee meeting fees. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, FW Cook. The amounts payable under our director compensation program, as revised, are as follows:

•Annual Cash Retainer – All Non-Management Directors	$75,000

•Additional Annual Cash Retainer – Board Chair	$100,000
◦Board Chair Monthly Stipend (payable until permanent CEO is employed)	$10,000

•Additional Annual Cash Retainer – Committee Chairs:
◦Audit Committee Chair	$22,500
◦Compensation Committee Chair	$17,500
◦Nominating and Governance Committee Chair	$14,000

•Additional Annual Cash Retainer – Committee Members:
◦Audit Committee	$11,250
◦Compensation Committee	$8,750
◦Nominating and Governance Committee	$7,000

•Annual Equity Grants – All Non-Management Directors:
◦Restricted Stock Units	$137,000
◦Stock Options	$90,000

•Additional Annual Equity Grant – Lead Director:
◦Restricted Stock Units	$40,000

•Stock Option Grant Upon Initial Election	$180,000
The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2025.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Candace H. Duncan	$114,500	$137,050	$89,997	–	–	$341,547
Gretchen R. Haggerty	$91,000	$137,050	$89,997	–	–	$318,047
John C. Heinmiller	$86,000	$137,050	$89,997	–	–	$313,047
Stephen K. Klasko	$103,000	$176,953	$89,997	$72	–	$370,022
Andrew A. Krakauer	$91,000	$137,050	$89,997	$35	–	$318,082
Neena M. Patil	$87,000	$137,050	$89,997	–	–	$314,047
Stuart A. Randle	$113,500	$137,050	$89,997	–	–	$340,547
Jaewon Ryu	$91,000	$137,050	$89,997	–	–	$318,047
______________________
(1)For each of Mses. Duncan and Patil, Dr. Klasko and Mr. Krakauer, includes $67,000 in cash fees that they elected to allocate to their respective deferral accounts under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information regarding our Deferred Compensation Plan, the terms of which generally apply in the same manner with respect to deferrals of directors’ cash fees as they apply with respect to deferrals of executives’ cash compensation. We do not, however, provide matching contributions to our non-employee directors under the Deferred Compensation Plan.
(2)The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. In May 2025, we granted to each non-management director 1,051 restricted stock units, and we granted to Dr. Klasko an additional 306 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $130.40 and will vest one year after the date of grant. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Mses. Duncan and Patil, Dr. Klasko and Mr. Krakauer deferred receipt of the common stock underlying 100% of the restricted stock units granted to them in 2025, the value of which will be credited to a deferral account under our Deferred Compensation Plan upon vesting. See “Nonqualified Deferred Compensation – 2025” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.
(3)The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2025, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. In May 2025, we granted to each non-management director stock options to purchase 2,226 shares, which had a grant date fair value per share of $40.43. These options will vest one year after the date of grant. As of December 31, 2025, the number of shares underlying the vested and unvested options held by the current directors listed in the table were: Ms. Duncan: 13,097; Ms. Haggerty: 14,485; Mr. Heinmiller: 10,885; Dr. Klasko: 13,097; Mr. Krakauer: 11,863; Ms. Patil: 6,588; Mr. Randle: 13,097; and Dr. Ryu 5,727.
(4)The amounts shown in this column with respect to Dr. Klasko and Mr. Krakauer reflect above-market interest earned in the indicated year in respect of amounts of deferred compensation held by such person under our Deferred Compensation Plan.
Director Stock Ownership Guidelines
We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The stock ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $67,000 annual cash retainer, is equal to $335,000. Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, including restricted stock units as to which settlement has been deferred under our deferred compensation plan. Shares underlying stock options are not included in calculating stock ownership value. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes. As of March 15, 2026, each of our current non-management directors, other than Ms. Patil, who was elected to the Board in April 2022, satisfied the stock ownership requirements.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.
In this context, the Audit Committee has:
•reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2025;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
•received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

CANDACE H. DUNCAN, CHAIR

GRETCHEN R. HAGGERTY		JOHN C. HEINMILLER

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following current and former executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and whom we refer to as our “named executive officers.”

Name	Title
Liam J. Kelly	Former President and Chief Executive Officer
John R. Deren	Executive Vice President and Chief Financial Officer
Cameron P. Hicks	Corporate Vice President and Chief Human Resources Officer
Daniel V. Logue	Corporate Vice President, General Counsel and Secretary
James P. Winters	Corporate Vice President, Manufacturing and Supply Chain
Thomas E. Powell	Former Executive Vice President and Chief Financial Officer
Jay K. White	Former Corporate Vice President and President, Global Commercial
On January 8, 2026, we announced the departure of Liam J. Kelly from his roles as our President and Chief Executive Officer, effective as of the end of the day on January 7, 2026. Effective January 8, 2026, Stuart A. Randle, a member of our Board, was appointed Interim President and Chief Executive Officer. The Board has engaged Spencer Stuart, a leading international executive search firm, to assist with the search for a permanent President and Chief Executive Officer. See “Executive Compensation Overview – Departure of Liam J. Kelly as President and Chief Executive Officer” in this Compensation Discussion and Analysis for additional information.
Thomas E. Powell retired as our Executive Vice President and Chief Financial Officer on April 1, 2025. Effective April 2, 2025, John R. Deren, who previously served as our Corporate Vice President and Chief Accounting Officer, became our Executive Vice President and Chief Financial Officer. See “Executive Compensation Overview – Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer” in this Compensation Discussion and Analysis for additional information.
On April 29, 2025, we notified Jay K. White that his employment as our Corporate Vice President and President, Global Commercial would terminate on July 1, 2025, as a result of the elimination of his position in connection with the planned separation of our Acute Care, Interventional Urology and OEM businesses. See “Executive Compensation Overview – Departure of Jay White as Corporate Vice President and President, Global Commercial” in this Compensation Discussion and Analysis for additional information.
2025 PERFORMANCE HIGHLIGHTS
In 2025, we executed a series of strategic initiatives designed to transform Teleflex into a leading medical device company with a focus on generating long-term value. We took steps to significantly streamline our business, narrowing our focus to the critical care and high-acuity hospital end-markets. We also completed the acquisition of substantially all of BIOTRONIK’s Vascular Intervention business, which diversifies our Interventional business and adds several important strengths, including a core competency in R&D, new clinical expertise, and additional global manufacturing capabilities. These monumental initiatives position us as a more focused Teleflex, one with a simplified operating model, a leaner manufacturing footprint, and a sharper management focus that will enable us to unlock opportunities for growth and margin improvement, and compete more effectively in the high-innovation hospital and emergent care markets.
Our highlights for 2025 include:
•We acquired substantially all of BIOTRONIK’s Vascular Intervention business, strengthening our position in the high-growth coronary and peripheral vascular markets.
•We took steps to separate our Acute Care, Interventional Urology and OEM business units from the rest of our company.
•We entered definitive agreements to divest these assets for a combined total of $2.03 billion, which we refer to as the “Strategic Divestitures.”
•We accelerated our share repurchase activities, executing the remaining authorized amount of $300 million, and authorizing a new $1 billion share repurchase program.
We accomplished these goals while maintaining a sharp focus on building excellence across our business, especially in the areas of quality control and global supply chain. Collectively, our 2025 achievements demonstrate our agility and reflect the exceptional caliber of our employees.

We enter 2026 with a solid foundation to drive our continued transformation and accelerate our global growth. Upon completion of the Strategic Divestitures, Teleflex will have three highly complementary businesses, backed by a simplified global operating model, a lean manufacturing footprint, and an experienced management team. We will execute our capital allocation strategy, concentrating on returning capital to stockholders and making investments that support our long-term growth. In short, we will leverage our resources to maximize stockholder value and drive Teleflex to commercial excellence.
2025 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2025 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2025 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 73.3 percent of all votes cast, including abstentions.
Stockholder Engagement
In light of the foregoing voting results, in 2025, Company management and the Board prioritized our stockholder engagement efforts. As discussed in further detail under “Corporate Governance—Stockholder Engagement and Board Responsiveness,” in 2025, we affirmatively reached out to our top 10 stockholders representing approximately 65% of our outstanding common stock at the time of the engagement effort. Four investors representing approximately 35% of our outstanding common stock requested a meeting, and we met with each such investor.
Based, in part, on our stockholder engagement efforts, we believe that a significant majority of our stockholders continue to support our approach with respect to executive compensation. That said, the stockholders with whom the Company engaged and who provided feedback regarding our executive compensation program suggested that stockholders could benefit from (1) additional clarity regarding the individual performance component under the Company’s annual incentive plan and (2) continued focus by the Compensation Committee on using performance metrics for executive compensation that would drive stockholder value. In response to stockholder feedback obtained from these meetings and throughout the year, among other considerations, the Company both modified its executive compensation program and enhanced its executive compensation disclosure as set forth in further detail below.
•Compensation Program Modifications. For the PSU awards granted to our executive officers in 2025, which comprised 20% of their long-term equity incentive compensation, the Compensation Committee determined to tie achievement of such awards to absolute total stockholder return, in part to acknowledge the anticipated impact of our planned separation of our Acute Care, Interventional Urology and OEM businesses and their ultimate disposal, but also to further align the interests of our executive officers with our long-term stockholders during a period of significant transition.
•Compensation Disclosure Enhancements. Also as a direct result of our stockholder engagement program and specific feedback received, the Company enhanced its proxy statement disclosure regarding the individual performance component of our annual incentive program, as set forth in further detail under “Compensation Discussion and Analysis—2025 Compensation—Annual Executive Incentive Compensation.” In particular, we have provided additional disclosure discussing the nature of the goals and objectives that underlie this component and detail how such goals and objectives are specific to an individual’s area of responsibility, with objectives that go beyond the financial performance metric components that account for the remaining 90% of the award.
We believe these enhancements to our executive compensation strategy and disclosures reflect our commitment to respond to stockholder interest in our executive compensation program, and we intend to continue our stockholder engagement program to ensure we are proactive in incorporating any further material stockholder considerations.

EXECUTIVE COMPENSATION OVERVIEW
Compensation Objectives
Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:
•Provide compensation that enables us to attract and retain highly skilled executives. We refer to this objective as “competitive compensation.”
•Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”
•Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned the components of our 2025 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Key Compensation Practices and Policies

What we do	What we don’t do
• Practice pay-for-performance, under which a significant percentage of our named executive officer compensation is at-risk and subject to achievement of corporate and individual performance goals
•Set challenging incentive plan goals
• Maintain an industry-specific peer group for benchmarking compensation
• Target named executive officer compensation to be within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee
• Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our stockholders’ interests
•Maintain a clawback policy that provides for us to recover annual and long-term performance-based compensation in accordance with the NYSE’s listing standards
• Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program
•Maintain an independent Compensation Committee
• Consult with an independent compensation advisor on compensation levels and practices

•The Compensation Committee’s independent consultant performs no other work for the Company
• We do not guarantee salary increases or, except in special circumstance (e.g. during the initial year of an executive's employment), annual bonuses
• No excise tax gross-ups for any change in control payments
•Executives are prohibited from hedging or pledging our stock
•Re-pricing of stock options is prohibited without stockholder approval

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant
The Compensation Committee of the Board is responsible for the oversight of our executive compensation program. In 2025, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Kelly. Determinations concerning Mr. Kelly’s compensation were made by the independent members of the Board. In making these compensation decisions, both the Compensation Committee and the independent members of the Board were assisted by the Compensation Committee’s independent compensation consultant, FW Cook. FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to NYSE rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.
Mr. Kelly, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in establishing appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Kelly did not make recommendations as to his own compensation. While the Compensation Committee utilized this information and considered Mr. Kelly’s observations regarding other executive officers, the ultimate determinations regarding compensation for our executive officers, other than Mr. Kelly, were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Kelly’s compensation, subject to approval by the independent members of the Board.
Determination of Compensation
In making its compensation determinations and recommendations for 2025, the Compensation Committee considered materials regarding executive compensation provided by FW Cook. Specifically, with respect to Mr. Kelly, the Compensation Committee reviewed a report provided by FW Cook that analyzed the compensation of Mr. Kelly in comparison to compensation provided to chief executive officers serving in similar capacities for companies within our designated peer group.
Generally, in selecting a peer group company, we use the following selection criteria:
•Operations and Scale – We seek companies that have one-third to three times our market capitalization and revenues.
•Business Characteristics –The peer group company should:
•be publicly traded in the United States and included in the Health Care Equipment & Supplies Industry Group within the Global Industry Classification Standard (GICS);
•be similar to us in terms of business complexity and labor markets and serve as a potential source of executive talent; and
•maintain a business model similar to ours.
•Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by four or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

To assist the Compensation Committee in selecting a peer group, FW Cook provided a report to the Compensation Committee in late 2024 that included recommendations regarding the composition of the peer group, which the Compensation Committee considered in determining the companies to be included in the peer group described above. Not every company in the peer group meets all the peer group selection criteria. Nevertheless, we believe that each of the companies selected represents a reasonable peer from the standpoint of size and business attributes.

Based largely on the foregoing criteria, the Compensation Committee added Enovis Corporation, Envista Holdings Corporation, Haemonetics Corporation, Insulet Corporation, Lantheus Holdings, Inc., Masimo Corporation, Merit Medical Systems, Inc. and Zimmer Biomet Holdings, Inc. to the peer group, and removed Integra LifeSciences Holdings Corporation and LivaNova PLC from the peer group.

Companies removed from the peer group:
Integra LifeSciences Holdings Corporation - Market capitalization was considerably below the selection criteria range.
LivaNova PLC – Company was not cited as a peer by a major proxy advisor firm.
Companies added to the peer group:
The eight companies we added to the peer group met several of our selection criteria, including, in addition to certain similar business characteristics, the following criteria:
Revenue – all added companies.
Market capitalization – Zimmer Biomet, Insulet, Lantheus Holdings, Masimo, Merit Medical Systems and Haemonetics.
Included by a major proxy advisory firm in our peer group for purposes of its analysis of our executive compensation – all added companies.
As a result of the changes described above, the peer group for 2025 included the following companies (sometimes referred to below as the “Executive Compensation Peer Group”):

•Align Technology, Inc.	•ICU Medical, Inc.
•The Cooper Companies, Inc.	•Insulet Corporation
•DENTSPLY SIRONA Inc.	•Lantheus Holdings, Inc.
•DexCom, Inc.	•Masimo Corporation
•Edwards Lifesciences Corporation	•Merit Medical Systems, Inc.
• Enovis Corporation	•ResMed Inc.
• Envista Holdings Corporation	• STERIS plc
• Haemonetics Corporation	• Zimmer Biomet Holdings, Inc.
• Hologic, Inc.
In addition to reviewing information from the peer group, the Compensation Committee reviews broader market surveys that cover a wider group of relevant companies to supplement the peer group perspective. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys and did not review or consider the identity of the individual companies comprising the survey data. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.
The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.
We generally seek to position target total direct compensation of our executives within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as importance of an executive’s role to Teleflex, experience, performance, skill set, anticipated difficulty in replacing an executive, and internal pay parity. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.
Departure of Liam J. Kelly as President and Chief Executive Officer
On January 8, 2026, we announced the departure of Liam J. Kelly as our President and Chief Executive Officer, effective as of the end of the day on January 7, 2026. Effective as of January 8, 2026, Stuart A. Randle, a member of our Board, was appointed Interim President and Chief Executive Officer. The Board has engaged Spencer Stuart, a leading international executive search firm, to assist with the search for a permanent President and Chief Executive Officer.
In connection with Mr. Kelly’s departure, we entered into a separation agreement with him that provides for the benefits to which Mr. Kelly is entitled in the event of a termination without cause pursuant to the terms of his existing severance agreement with us, dated March 31, 2017 (provided that outplacement benefits will be paid in a lump sum), contingent upon his execution of a release of claims in favor of us and our affiliates. See “Ongoing and Post-Employment Arrangements – Executive Severance Arrangements” in this Compensation

Discussion and Analysis for a description of the post-employment payments and benefits. Further, Mr. Kelly’s outstanding equity awards will receive age and service vesting treatment upon termination to the extent applicable under his existing equity award agreements (i.e., there will be no modifications to the existing terms and conditions of his equity award agreements).
Additionally, under the separation agreement, Mr. Kelly remained an employee of ours until March 31, 2026 to provide us with transition services. Until such date, Mr. Kelly: (i) continued to receive his base salary; (ii) continued to be eligible to participate in all health and welfare benefit plans in which he was enrolled, including our 401(k) plan; (iii) received payment of the bonus payable to him pursuant to our Annual Incentive Plan in respect of the 2025 performance period; and (iv) continued to vest and settle in all equity awards granted to him by us that were scheduled to vest prior to his termination date.
Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer
On February 25, 2025, our Board appointed Mr. Deren to the position of Executive Vice President and Chief Financial Officer, effective April 2, 2025. Mr. Deren, who previously served as our Corporate Vice President and Chief Accounting Officer, succeeded Mr. Powell, who retired as our Executive Vice President and Chief Financial Officer on April 1, 2025.
In connection with Mr. Deren’s promotion, he began receiving the following compensation, effective as of April 2, 2025:

•Base salary of $587,000;
•Annual incentive plan target award equal to 75% of base salary;
•Long term incentive award opportunity of $1,890,000, provided that the actual amount of the award is subject to approval of our Compensation Committee, in its discretion;
•Personal benefits, including an automobile allowance, term life insurance coverage equal to three times his base salary (not to exceed $2 million), reimbursement for certain financial planning expenses and an annual executive health assessment;

•A severance arrangement, under which he will be eligible to receive, among other things, continued payment of base salary for 24 months if the Company terminates his employment for any reason other than death, disability or cause, or if he terminates his employment for “good reason” (collectively, the “Payment Criteria Events”), except in circumstances covered by his change in control arrangement;

•A revised change in control arrangement under which, if any of the Payment Criteria Events occur within two years following a change in control, he will be eligible to receive, among other things, payment of his base salary for 24 months, and two times the amount of his target bonus under any cash bonus plan payable in the year following termination;

•Continued participation in the Company’s deferred compensation plan, which includes an annual non-elective Company contribution equal to 5% of his annual cash compensation in excess of the maximum matching contribution under the Company’s 401(k) plan and a matching contribution with respect to cash amounts deferred of up to 3% of his annual cash compensation; and

•Continued participation in the Company’s 401(k) plan.

In making its compensation determinations with respect to Mr. Deren’s promotion, the Compensation Committee referenced the peer group data and survey data described above under “Executive Compensation Overview – Determination of Compensation.”
In connection with his retirement, we entered into a consulting agreement with Mr. Powell, under which he provided support in connection with the transition of his duties and responsibilities. Under the consulting agreement, which had a term from April 2, 2025 through March 31, 2026, Mr. Powell was entitled to receive an annual fee of $542,644, payable in twelve equal monthly installments. The amount of the fee was based upon the estimated 240 hours of time per year that Mr. Powell was expected to devote to his consulting efforts, at the rate of $2,261 per hour (which was determined by converting Mr. Powell's annual compensation at the time of his retirement to an hourly rate); any additional consulting work by Mr. Powell was paid at the same hourly rate.
In addition, Mr. Powell received a 2025 equity grant with a grant date value of $1 million. The size of the award was intended to reflect Mr. Powell's contributions during 2024 and the beginning of 2025, with an appropriate discount to reflect his shorter remaining tenure with us due to his retirement. The equity award consists of stock options, restricted stock units and performance stock units, allocated in the same proportions as are used in the Company’s long-term equity incentive compensation program (55% options, 25% RSUs and 20% PSUs). The awards were to vest on March 31, 2026, provided Mr. Powell continued to provide services under his consulting agreement through such time, and in fact did so vest. The number of shares he will ultimately be entitled to receive under the PSU portion of the grant will be determined based on the same performance criteria established with respect to the 2025-2027 performance period for other recipients of PSUs under the Company’s Equity Incentive Compensation Program, and will be determined at the same time such other recipient’s awards are determined.
Departure of Jay White as Corporate Vice President and President, Global Commercial
On April 29, 2025, we notified Jay White that his employment as our Corporate Vice President and President, Global Commercial would terminate on July 1, 2025, as a result of the elimination of his position in connection with the planned separation of our Acute Care, Interventional Urology and OEM businesses. In connection with his departure, Mr. White is entitled to receive the benefits to which he is entitled in the event of a termination without cause pursuant to the terms of his existing severance agreement with us, dated February 25, 2021 (provided that outplacement benefits were paid in a lump sum), contingent upon his execution of a release of claims in favor of us and our affiliates. See “Ongoing and Post-Employment Arrangements – Executive Severance Arrangements” in this Compensation Discussion and Analysis for a description of the post-employment payments and benefits.
2025 COMPENSATION
Salaries
Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. Within these ranges, base salary increases for our executives are determined in the context of their individual range position, position tenure and performance. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.
The Compensation Committee increased salaries for Messrs. Kelly, Hicks and Logue by approximately 3.0 percent and for Mr. Winters by approximately 4.0 percent. Mr. Deren received a 33.9 percent increase, reflecting his increased responsibility within the company in connection with his assumption of the role of Executive Vice President and Chief Financial Officer.
Annual Executive Incentive Compensation
General
Under our annual incentive program, we provide meaningful cash incentive opportunities that are principally based upon the achievement of corporate financial performance objectives. As a result, a significant amount of an executive’s total cash compensation is subject to the achievement of these objectives. In 2025, 90 percent of the target award opportunity for each of our executive officers was based on corporate financial performance measures, with the remaining ten percent of each executive officer’s target award opportunity based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe can enhance stockholder value.
2025 Award Components
The Compensation Committee determined to use the same corporate financial performance measures in 2025 as it used in 2024 for all executives. The weighting assigned to the corporate financial performance measures for all executives also was unchanged from that used in 2024.
In addition to the adjustments pertaining to specific financial performance measures described below, our annual incentive program allows for adjustments, which are referred to below as the “general adjustments,” to be made with respect to each of the financial performance measures. The general adjustments principally include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures provide as follows:
•To address the effect on each of the financial performance measures resulting from acquisitions and divestitures of assets or entities that were not anticipated in our annual operating plan, the target amount for each financial performance measure will be adjusted to reflect forecasted performance of such acquired or divested assets or entities.
•To address costs and expenses related to acquisitions and divestitures to the extent that such costs and expenses were not contemplated by our annual operating plan, the actual results for each financial performance measure will be adjusted to eliminate the effect of such costs and expenses.
These adjustments are intended to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition and divestiture activities not contemplated by our annual operating plan. We do not make adjustments for acquisitions of distributors of our products effected as part of our ongoing “distributor to direct” sales conversion strategy, pursuant to which we seek to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to enable us to directly administer product distribution through the existing sub-distributors or new sub-distributors, since the principal focus of those acquisitions was to achieve the goals of the sales conversion strategy rather than to expand our operations through the acquisition of new businesses or products. General adjustments applied with respect to financial performance measures under our 2025 annual incentive program included adjustments related to an acquisition we completed in 2025. No adjustments were made with respect to divestitures.
The performance measures under our 2025 annual incentive program for our named executive officers are set forth immediately below. All of these targets were established early in 2025.
•Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency exchange rate fluctuations. In addition, corporate revenue was adjusted to eliminate the impact of an increase in our reserves, and a corresponding reduction to revenue within our EMEA segment, for prior years related to a payback measure implemented by the Italian government, which we refer to as the "Italian payback measure."
We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management. We also eliminated the impact of the Italian payback measure with respect to prior years because we do not believe such amounts represent normal adjustments to revenue, and these amounts are not expected to recur in future periods and are not recurring in nature, making it difficult to contribute to a meaningful evaluation of our operating performance.
•Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to align with our Non-GAAP consolidated earnings per share as reported in quarterly earnings releases and filings. Our adjusted consolidated earnings per share for 2025 included adjustments to eliminate the following, net of any tax effect:
•restructuring, impairment and other special charges;
•intangible amortization expense;
•the impact of costs incurred as a result of the requirement, under the EU Medical Device Regulation (“MDR”), that medical devices previously registered under the EU Medical Device Directive be re-registered, but only to the extent that such costs are among adjustments resulting in non-GAAP financial measures included in our public disclosures;
•the impact of our repurchases of our common stock;
•expenses related to the planned separation and divestiture of our Acute Care, Interventional Urology and OEM businesses;
•direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning system and related IT transition costs;
•the impact of incremental tariffs not contemplated by our operating plan for the year;

•foreign currency gains and losses associated with derivative contracts used to hedge the foreign currency exposure related to the purchase price for our acquisition of BIOTRONIK's Vascular Intervention business;
•the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions;
•amortization of the cost of representations and warranties insurance purchased in connection with acquisitions;
•the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” sales conversion strategy, as well as decreases in cost of goods sold required under GAAP as such repurchased inventory subsequently is sold;
•the impact of the Italian payback measure relating to prior years;
•the impact of settling, partially settling or otherwise concluding any tax audits or the filing of amended tax returns with respect to prior years, including any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”), net of any costs of settlement or other conclusion of such matters), but not including normal return to accrual adjustments booked in the ordinary course;
•tax benefits or detriments resulting from the application of any newly enacted tax legislation to the extent it results in recognition of discrete and identifiable items in tax expense, calculated in accordance with GAAP, retroactively or in the current year; and
•discrete and identifiable impacts on tax expense under GAAP arising from internal reorganizations required due to changes in tax laws, regulations or enforcement actions of worldwide tax administration during the period of any such reorganization, to the extent not otherwise contemplated by our annual operating plan.
As used with respect to adjustments for restructuring and other special charges, the term “special charges” includes restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent adjustments relating to such charges have been approved by the Compensation Committee. Special charges also include charges incurred in connection with the acquisitions, integrations, legal entity restructurings and divestitures, as well as in connection with certain software upgrades, but only to the extent that such charges are among adjustments resulting in non-GAAP financial measures included in our public disclosures; inventory step-up charges related to acquisitions; and certain one-time, extraordinary charges.
We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described above because we do not believe these items reflect the performance of our executives.
•Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to eliminate the effect of:
•payments made (or refunds received) in connection with the settlement of tax audits or the filing of amended tax returns with respect to any prior tax years;
•payments made to fund our defined benefit pension plans;
•restructuring or restructuring related payments not contemplated in our annual operating plan in connection with any restructuring plan (as contemplated by GAAP), to the extent such payment qualifies as an addback under our policy for non-GAAP financial measures;
•payments related to the planned separation and divestiture of our Acute Care, Interventional Urology and OEM businesses; and
•payments associated with the incremental tariffs, to the extent not contemplated in our annual operating plan.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility regarding the pursuit of other operating initiatives. We made the further adjustments to cash flow described above because the specified payments, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance in 2025.
•Ten percent of the target award was based principally on satisfaction of individual performance objectives established for each executive. We include individual performance as a performance measure to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Achievement of individual performance objectives is generally within each executive officer's control or scope of responsibility and the objectives are intended to be achievable with an appropriate level of effort and effective leadership by the executive.
Individual performance objectives are established at the outset of each year by the independent members of our Board with respect to our Chief Executive Officer and by our Chief Executive Officer with respect to each of our other executive officers. At the beginning of the following year, performance against these individual performance objectives is evaluated by the independent members of our Board with respect to the Chief Executive Officer and by our Chief Executive Officer, subject to review and approval by our Compensation Committee, with respect to the other executive officers.
For 2025, the individual performance objectives established for Mr. Kelly principally included goals related to achievement of certain objectives related to our strategic initiatives, integration of the Vascular Intervention business we acquired from BIOTRONIK, execution on organizational and quality initiatives and implementation of certain management development initiatives. The individual performance objectives established for our other named executive officers included objectives related to their respective functions, including product quality and manufacturing goals, controlling costs and other aspects of expense management, functional team development and attainment of other strategic objectives of the Company.
Mr. Kelly’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount of the award to be allocated to each of the other named executive officers with respect to their performance after considering the recommendations of our Interim Chief Executive Officer.
With respect to each of the financial performance measures generally, an executive’s incentive award could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target award, depending on the degree of variation from the target amount of the performance measure. There is no award with respect to a performance measure if performance is below the threshold level. In addition, the Compensation Committee may, in its discretion, reduce or eliminate awards payable to the named executive officers with respect to each financial performance measure.
The Compensation Committee established targets for the 2025 award ranges that were designed to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee took into consideration our historical performance and expected market dynamics and growth rates.
Based on the foregoing considerations, the target established for each performance measure, the percentage of target performance that would entitle a participant to a minimum or maximum award with respect to each measure and the amount achieved in respect of each performance measure were as follows (percentages are approximate):

		Percentage of Target Performance (and Amount) Required For
Performance Measure	Target Performance*	Minimum Award*	Maximum Award*	Amount Achieved
Corporate Revenue	$3,292.6 million	98.0%	104.0%	$3,189 million
		($3,215.6 million)	($3,427.2 million)
		75% payout	200% payout

EPS	$14.38	98.0%	108.0%	$13.80
		($14.05)	($15.52)
		86% payout	200% payout

Cash Flow	$422.5 million	76.0% ($321 million)	116.0% ($490 million)	$426.4 million
		25% payout	200% payout
________________________
*Target Performance and Minimum and Maximum Award performance levels reflect the adjustments described above, to the extent applicable. The 2025 target for “Cash Flow” was established at a level below actual cash flow achieved by the Company in 2024 as a result of the anticipated impacts of certain items planned for 2025, which principally included acquisition-related investments, investments related to IT systems and certain tax matters.
2025 Executive Incentive Compensation Targets and Awards
The target award payable to a named executive officer for 2025 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Liam J. Kelly	125%	$1,430,500
John R. Deren	69%	$377,474
Cameron P. Hicks	70%	$305,410
Daniel V. Logue	70%	$317,362
James P. Winters*	70%	$370,328
Jay K. White	70%	$227,240
_____________________
*Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2025 of 1.176 dollars per euro.
The target award opportunity as a percentage of salary indicated in the table above for Mr. Deren is pro rated based on the percentages in effect prior to and after his appointment as our Executive Vice President and Chief Financial Officer. The target award opportunity shown for all other executives is unchanged from 2024. Due to his retirement as our Executive Vice President and Chief Financial Officer on April 1, 2025, no target award was established for Mr. Powell. The target award opportunity shown for Mr. White is based on his eligible earnings during the period he was employed with us in 2025.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2025:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
L. Kelly	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$227,280	105.9%
	Individual Performance	10%	$143,050	100.0%
Total			$370,330	25.9%

J. Deren*	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$59,972	105.9%
	Individual Performance	10%	$44,590	100.0%
Total			$104,562	30.9%

C. Hicks	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$48,524	105.9%
	Individual Performance	10%	$30,541	100.0%
Total			$79,065	25.9%

D. Logue	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$50,423	105.9%
	Individual Performance	10%	$31,736	100.0%
Total			$82,159	25.9%

J. White	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$36,104	105.9%
	Individual Performance	10%	$20,452	90.0%
Total			$56,556	24.9%

J. Winters**	Corporate Revenue	40%	$—	0%
	EPS	35%	$—	0%
	Cash Flow	15%	$58,838	105.9%
	Individual Performance	10%	$37,033	100.0%
Total			$95,871	25.9%
_______________________
* The amounts shown for Mr. Deren under the "Performance Measure as a percentage of Total Target Award Opportunity" column reflect the percentages applied to each Performance Measure upon Mr. Deren's appointment as our Executive Vice President and Chief Financial Officer, which was effective as of April 2, 2025. Prior to that, the percentages applicable to the Corporate Revenue, EPS, Cash Flow and Individual Performance metrics for Mr. Deren were 35%, 30%, 15% and 20%, respectively. The amounts shown for Mr. Deren under the "Actual Award" and "Actual Award as a percentage of Target Award Opportunity for the Performance Measure" columns were calculated on a pro rated basis to reflect the Performance Measure percentages in effect prior to and after his appointment as our Executive Vice President and Chief Financial Officer.
** Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2025 of 1.176 dollars per euro.
The actual award payments to our named executive officers in respect of the financial and operational performance metrics under the terms of our 2025 annual incentive program are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. The actual award payments in respect of the individual performance component under our 2025 annual incentive program are reflected in the “Bonus” column of the Summary Compensation Table.

Senior Executive Supplemental Bonus Awards
In February 2026, our Board, upon the recommendation of the Compensation Committee, approved supplemental cash bonus awards for certain of our senior executives, including Messrs. Deren, Hicks, Logue and Winters. The amount of the supplemental bonus award approved for each named executive officer is set forth below.

Name	2025 Supplemental Bonus Award
John R. Deren	$100,000
Cameron P. Hicks	$80,000
Daniel V. Logue	$100,000
James P. Winters	$100,000
The supplemental awards were approved by the Board in recognition of each executive's significant contributions in our achievement of certain key strategic initiatives in 2025, which included the completion of our acquisition of substantially all of BIOTRONIK's Vascular Intervention business, the separation of our Acute Care, Interventional Urology and OEM business units from the rest of the Company and the entry into definitive agreements to divest those businesses for a combined total purchase price of $2.03 billion. The Board determined that these awards provided meaningful recognition of the executives' contributions to our strategic initiatives, while remaining well below each executive's target award opportunity under our 2025 annual incentive program.
The supplemental bonus award payments are reflected in the “Bonus” column of the Summary Compensation Table.
Equity Incentive Compensation
Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation is designed to reflect the contribution of each executive officer to our company’s business strategy, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total direct compensation paid to our executives to be within a competitive range of the median of companies referenced in the comparative data. In this regard, we increased the total target equity compensation opportunity for Mr. Kelly to more closely approximate median compensation referenced in the comparative data and for Mr. Deren to reflect his increased responsibilities in connection with his appointment as Executive Vice President and Chief Financial Officer. Due to his retirement as our Executive Vice President and Chief Financial Officer on April 1, 2025, no equity incentive compensation award was made to Mr. Powell. He instead received a 2025 equity grant with a grant date value of $1 million. See “Executive Compensation Overview – Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer” in this Compensation Discussion and Analysis for additional information.
The following table shows the total target equity incentive compensation opportunity approved for each of our named executive officers for 2025:

Name	Total Target Equity Incentive Compensation Opportunity
Liam J. Kelly	$7,200,000
John R. Deren	$1,890,000
Cameron P. Hicks	$1,004,250
Daniel V. Logue	$1,339,000
James P. Winters	$1,339,000
Jay K. White*	$1,339,000
______________________
*Mr. White's employment as Corporate Vice President and President, Global Commercial, terminated in July 2025. As a result, Mr.
White failed to meet the vesting requirements with respect to stock options, restricted stock units and performance stock units granted to him in 2025, resulting in the forfeiture of these awards.
Components of the Equity Incentive Compensation Program
In 2025, our equity incentive compensation opportunity consisted of grants of stock options, restricted stock units and performance stock units, allocated in the same proportions as in 2024. We allocated 55 percent of the total target equity incentive compensation opportunity to stock options because we continue to believe that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance-based compensation that provides a strong alignment between return to stockholders and the compensation of executives. These options vest in equal annual increments on the first three anniversaries of the date of grant.
We allocated 25 percent of the total equity incentive compensation opportunity to restricted stock units, which we granted to provide incentives to our executives to continue as employees of our company and increase stockholder value.
Finally, we allocated 20 percent of the total equity incentive compensation opportunity to performance stock units, or “PSUs.” Our goal in granting performance stock units in the past has been to incentivize management’s focus on longer-term, profitable growth opportunities, including both internal growth and growth through acquisitions, while maintaining stockholder value. While we generally had the same overarching goal with respect to the PSUs that were granted in 2025, with a performance period covering 2025-2027, we took a different approach in establishing the applicable performance metric as compared to prior years, as discussed below under “Performance Stock Units.”
Stock Option Awards
In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2025 that represented 55 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in March 2025 at $40.10 per underlying share.
As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Liam J. Kelly	71,983
John R. Deren	18,896
Cameron P. Hicks	10,040
Daniel V. Logue	13,387
James P. Winters	13,387
Jay K. White*	13,387
______________________
*Mr. White's employment as Corporate Vice President and President, Global Commercial, terminated in July 2025. As a result, Mr.
White failed to meet the vesting requirements with respect to stock options granted to him in 2025, resulting in the forfeiture of these awards.
In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amounts for option awards included in the “Option Awards” column of the Summary Compensation Table generally reflects the aggregate grant date fair value of each named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 4 to the Summary Compensation Table for further information.
For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.
Restricted Stock Units
In March 2025, we granted restricted stock units to our named executive officers that represented 25 percent of their respective total target equity incentive compensation opportunities. Upon vesting, a restricted stock unit is converted into one share of our common stock. We valued the restricted stock units granted in March 2025 at $130.79 per unit. This value was determined based upon the 30-day trailing average closing price of our common stock prior to the date of grant.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Liam J. Kelly	10,195
John R. Deren	2,676
Cameron P. Hicks	1,422
Daniel V. Logue	1,896
James P. Winters	1,896
Jay K. White	1,896
______________________
*Mr. White's employment as Corporate Vice President and President, Global Commercial, terminated in July 2025. As a result, Mr.
White failed to meet the vesting requirements with respect to restricted stock units granted to him in 2025, resulting in the forfeiture of these awards.
In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 3 to the Summary Compensation Table for further information.
For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.
Performance Stock Units
Our performance stock units are designed to focus our executives’ efforts on specific long-term goals. The performance stock unit grants made in 2025 were granted using a different structure than the structure used in the 2023 and 2024 grants. Prior to 2025, shares to be awarded under PSU grants were determined based on the achievement of financial measures, including “constant currency revenue growth,” calculated based on the attainment of the constant currency revenue growth performance goal for each year during the applicable Performance Period, and “EPS Growth,” calculated based on the attainment of the adjusted diluted earnings per share growth performance goal for each year during the applicable Performance Period. We then modified the number of PSUs to be awarded based on those metrics by applying an adjustment, which we referred to as the “RTSR Modifier,” based on our total stockholder return relative to the total stockholder return of companies within the same GICS industry group (Health Care Equipment & Supplies) as Teleflex. The purpose of applying the RTSR Modifier with respect to the calculation of the number of shares, if any, to be provided upon vesting of the PSUs was to ensure that the ultimate number of shares underlying the PSUs would be based in part on the performance of our common stock, thereby directly aligning management incentives with long-term stockholder returns. By basing the RTSR Modifier on return relative to other companies, we sought to reduce the impact of changes in general market conditions that are outside of management’s control. Such changes could have a meaningful impact if we measured the total stockholder return of our common stock on an absolute basis (i.e., without reference to the total stockholder return of other companies). In addition, we selected the RTSR Peer Group to avoid penalizing or rewarding management with respect to industry-wide conditions generally affecting the members of the RTSR Peer Group.
In considering the appropriate structure of the PSUs granted in February 2025 with respect to the 2025-2027 Performance Period, the Compensation Committee reflected upon our announcement, in February 2025, of our strategic decision, designed to enhance value for all Teleflex stockholders, to separate into two independent companies – a company to comprise our Vascular Access product category, most of our products within our Interventional Access and Surgical product categories and the Vascular Intervention business, which would remain with Teleflex, and a second company to comprise our Acute Care, Interventional Urology and OEM businesses (the “NewCo Business”). Our initial goal with respect to this second company was to spin it off as an independent publicly traded company. Following our announcement of the intended separation, we received significant third-party interest in acquiring the NewCo Business and thereafter, with the full support and oversight of our Board, actively explored all options for the NewCo Business with the continued goal of maximizing stockholder value, including evaluating the potential sale of the NewCo Business in parallel with the potential spin transaction. On December 9, 2025, we announced a series of transactions pursuant to which we will ultimately consummate the sale of the Newco Business to multiple buyers for a combined total of $2.03 billion in cash, subject to certain closing adjustments. We expect to complete the transactions in the second half of 2026, subject to customary regulatory approvals and other closing conditions.
The anticipated impact of the separation of the NewCo Business and its ultimate disposal was a guiding factor to the Compensation Committee in structuring the 2025 PSU awards. In light of the NewCo Business process and the integral role that all recipients of PSU grants would be playing in the process, the Compensation Committee replaced the metrics used in prior years with a single metric, Absolute TSR. The Compensation Committee determined that Absolute TSR was a straightforward metric that would measure our value creation for stockholders during a period of significant transition for our company, and that determining appropriate targets for the metrics used in prior grants – constant currency revenue growth and EPS Growth, would be difficult in light of the uncertainty presented by the proposed Newco process. Further, the Compensation Committee elected to utilize Absolute TSR, and not relative TSR, since the proposed NewCo Business process created uncertainty as to what other companies we should measure ourselves against.
In future years when determining applicable metrics for PSU grants, the Compensation Committee may return to our prior approach, or utilize another approach.
Our March 2025 grant of performance stock units to the named executive officers was based upon 20 percent of their respective target total equity incentive compensation opportunity. Each performance stock unit is converted into one share of our common stock upon vesting. For purposes of determining the number of performance stock units granted to each named executive officer, we valued the performance stock units at $77.22 per unit. This value was determined using a Monte Carlo valuation model, which simulates a range of possible future stock prices for Teleflex, considering the probable outcome with respect to performance conditions over the Performance Period. However, in contrast to the valuation used to determine the number of performance stock units to be granted to each named executive officer, the dollar amounts for performance stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See Note 3 to the Summary Compensation Table for additional information.
The number of performance stock units underlying a performance stock award initially were determined based on the target award, resulting in the named executive officers receiving the respective numbers of performance stock units, based on target performance set forth in the table below:

Name	Target Number of PSUs
Liam J. Kelly	8,705
John R. Deren	2,285
Cameron P. Hicks	1,214
Daniel V. Logue	1,619
James P. Winters	1,619
Jay K. White	1,619
______________________
*Mr. White's employment as Corporate Vice President and President, Global Commercial, terminated in July 2025. As a result, Mr. White failed to meet the vesting requirements with respect to performance stock units granted to him in 2025, resulting in the forfeiture of these awards.
Our Equity Grant Practices
Stock options, restricted stock units and performance stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. While our Compensation Committee has the authority to make grants on other dates as conditions warrant, we do not make any such off-cycle equity grants to any of our executive officers when in possession of, or in anticipation of the release of, material non-public information. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Restricted stock units vest in equal annual increments on the first four anniversaries of the effective date of grant. To the extent that they vest, the performance stock units granted in 2025 to our named executive officers vest on the third anniversary of the date of grant. We believe that these vesting terms provide our executives with a meaningful incentive for continued employment. The Board had previously delegated to Mr. Kelly and has now delegated to Mr. Randle, as the sole member of the Non-Executive Equity Awards

Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. These equity awards, which are made on a case-by-case basis, may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee. We do not take material non-public information into account in making these grants to non-executives; however, because they are made based on the events described above, and are processed on a periodic basis, it is possible that in some cases they could be made at a time when we do possess, or anticipate the release of, such information.
Personal Benefits
We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of an automobile allowance, reimbursement for financial planning services, term life insurance coverage and executive physical examinations. In addition, prior to his departure, we provided to Mr. Kelly personal use of our corporate aircraft for up to a maximum of 50 hours per year, provided that our incremental cost for providing such personal aircraft use was capped at $190,000. Prior to his retirement, we also provided Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours per year, provided that our incremental cost for providing such personal aircraft use was capped at $95,000. Messrs. Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”). We do not provide personal use of our corporate aircraft to any of our current executives.
Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers and may make changes as we deem appropriate.
ONGOING AND POST-EMPLOYMENT ARRANGEMENTS
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourages our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.
Executive Severance Arrangements
The severance agreements we have entered into with each of Messrs. Deren, Hicks and Logue, and had with Mr. Kelly prior to his departure, provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or “cause” (as defined in the severance agreements) or if he terminates employment for “good reason” (as defined in the severance agreements), except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” (as defined in the severance agreements) following termination of 24 months for each of Messrs. Kelly and Deren, and nine to 12 months for each of Messrs. Hicks and Logue, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”); for this purpose, target performance will be assumed with respect to any individual performance component. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.
Mr. Winters, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide him with six months prior notice of termination of his employment (the “notice period”), and we may choose to relieve him of his employee duties during the notice period while continuing to provide salary and contractual benefits to him. Our severance agreement with Mr. Winters provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide him base salary during a “severance compensation period” of nine to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, his severance compensation period is reduced by the term of the notice period. If applicable, Mr. Winters also is eligible to receive a pro-rated payment of his annual incentive award for a performance period if he receives his notice of termination before the last day but after completion of at least six months of the performance period; for this purpose, target performance will be assumed with respect to any individual performance component. Mr. Winters’ severance agreement also provides for continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.
We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.
Change in Control Arrangements
We have change in control agreements with each of the named executive officers currently employed by us, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or “cause” (as defined in the change in control agreements), or if the executive terminates employment for “good reason” (as defined in the change in control agreements), in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (two years for Mr. Deren, and 18 months for Messrs. Hicks, Logue and Winters) following termination (or, in the case of Mr. Winters, following the issuance of a notice of termination, subject to reduction if he receives certain benefits under his contract of employment or under Irish law). In addition, such payments include specified multiples (generally, two times for Mr. Deren, and 1.5 times for Messrs. Hicks, Logue and Winters) of the target bonus that would be payable under any company cash bonus plan in the year following termination (in the case of Mr. Winters, the target bonus that would be payable in the year following the year in which his notice of termination is given). The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Mr. Winters, prior to the date his notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.
For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.
We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.
Retirement Benefits
We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.
Deferred Compensation Plan
We maintain a Deferred Compensation Plan, which is a non-qualified plan under which U.S.-based executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit and performance stock unit awards. Each of our named executive officers, other than Mr. Winters, is eligible to participate in the Deferred Compensation Plan. Mr. Winters participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of base salary, depending upon the level of his contributions under the plan.

In addition, the named executive officers currently employed by us, other than Mr. Winters, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Mr. Deren and three percent for Messrs. Hicks and Logue), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.
See the narrative and table under “Nonqualified Deferred Compensation — 2025” for additional information.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. As a result, all compensation we pay to specified executive officers is subject to the deductibility limit. The deductibility of stock-based compensation is uncertain at the time of grant because such determination is made subsequent to the grant date and is based on the income of such executive officers in those subsequent periods. Nevertheless, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.
CLAWBACK POLICY
Effective October 2023, we adopted an Incentive Compensation Clawback Policy that is compliant with the requirements of the Dodd-Frank Act, Rule 10D-1 of the Exchange Act and NYSE Rule 303A.14. Pursuant to this policy, and subject to limited exceptions, the Compensation Committee must direct us to recover or cancel all or a portion of any incentive-based compensation awarded to any of our current or former executive officers (defined to include, for this purpose, any current or former chief accounting officer) based wholly or in part upon the achievement of certain financial reporting measures if:
•the financial results upon which the award was based were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws; and
•a lower award would have been made to the current or former executive officer based upon the restated financial results.
The amount of incentive-based compensation that we will seek to recover is the amount received by the current or former executive officer during the three-year period preceding the date on which we are required to prepare an accounting restatement that is in excess of the amount that the current or former executive officer would have received under the accounting restatement. The Compensation Committee shall determine, in its sole discretion, one or more methods for recovering such excess compensation, which may include, without limitation, (a) requiring cash reimbursement, (b) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards, (c) offsetting amounts from compensation owed by the Company, (d) cancelling outstanding vested or unvested equity awards or (e) taking any other remedial and recovery action permitted by law.
Any recoupment under the policy will be in addition to, and will not preclude, any other remedies that may be available to Teleflex.

STOCK OWNERSHIP GUIDELINES
We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of stock ownership value as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary
For purposes of satisfying the guidelines, the value of common stock owned by the executive and members of his or her immediate family who reside with the executive, and the value attributable to shares in our 401(k) plan and restricted stock units, including restricted stock units as to which settlement has been deferred under our deferred compensation plan, are included in the aggregate number of shares held by the executive. Shares underlying stock options and unvested performance stock units are not included in the calculation. Each of our executive officers has until five years after the date of his or her appointment or promotion to an executive officer position to satisfy the required stock ownership value. As of March 15, 2026, each of our named executive officers still employed by the Company had satisfied the applicable stock ownership level.
PLEDGING AND HEDGING POLICIES
We have a policy that prohibits our directors and executive officers, as well as certain other individuals who may be designated from time to time, from (i) purchasing Teleflex securities on margin, or borrowing against any account in which Teleflex securities are held, or pledging Teleflex securities as collateral for a loan, and (ii) trading in options, warrants, puts and calls or similar instruments on Teleflex’s securities or selling such securities “short,” as well as from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Teleflex’s equity securities.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2025.

COMPENSATION COMMITTEE

ANDREW A. KRAKAUER, CHAIR

STEPHEN K. KLASKO		JAEWON RYU

SUMMARY COMPENSATION TABLE – 2025
The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer during 2025, each of our three other most highly compensated executive officers during 2025, and one other individual who would have been included as one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of 2025, determined in accordance with SEC regulations. These individuals are referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Liam J. Kelly(8) Former President and Chief Executive Officer	2025	$1,144,400	$143,050	$2,005,604	$2,886,518	$227,280	—	$325,566	$6,732,419
	2024	$1,106,950	$138,369	$2,744,215	$3,411,307	$1,445,344	—	$358,212	$9,204,397
	2023	$1,060,150	$132,519	$2,835,227	$3,575,961	$1,128,102	—	$307,988	$9,039,947

John R. Deren Executive Vice President and Chief Financial Officer	2025	$548,916	$144,590	$526,442	$757,730	$59,972	$3,011	$71,122	$2,111,783

Cameron P. Hicks Corporate Vice President and Chief Human Resources Officer	2025	$436,300	$110,541	$279,728	$402,604	$48,524	—	$68,677	$1,346,374

James P. Winters(9) Corporate Vice President, Manufacturing and Supply Chain	2025	$529,040	$137,033	$372,997	$536,819	$58,838	—	$87,683	$1,722,410
	2024	$428,167	$33,568	$537,258	$666,338	$313,073	—	$72,082	$2,050,486
	2023	$404,368	$33,967	$383,897	$484,124	$240,960	—	$70,127	$1,617,443

Daniel V. Logue Corporate Vice President, General Counsel and Secretary	2025	$453,375	$131,736	$372,997	$536,819	$50,423	$142	$59,354	$1,604,846
	2024	$435,675	$30,497	$532,556	$661,919	$318,562	—	$57,202	$2,036,411
	2023	$403,125	$28,219	$479,819	$605,193	$240,219	$140	$48,711	$1,805,426

Thomas E. Powell(10) Former Executive Vice President and Chief Financial Officer	2025	$171,855	—	$278,558	$525,992	—	$1,493	$437,781	$1,415,679
	2024	$659,475	$49,461	$959,709	$1,193,114	$516,646	—	$181,930	$3,560,335
	2023	$631,210	$56,809	$992,557	$1,251,556	$403,001	$1,080	$196,990	$3,533,203

Jay K. White(11) Former Corporate Vice President and President, Global Commercial	2025	$324,629	$20,452	$372,997	$536,819	$36,104	$823	$696,899	$1,988,723
	2024	$626,800	$39,489	$548,532	$681,779	$458,311	—	$82,254	$2,437,165
	2023	$607,250	$42,508	$567,139	$715,207	$361,856	$271	$77,406	$2,371,637
_________________________
(1)The amounts shown in this column reflect the actual amount of base salary paid to the named executive officers. The amount of salary actually received in any year may differ from the named executive officer’s annual base salary amount due to the number of payroll periods in the year and the timing of changes in base salary. Messrs. Kelly, Deren, Hicks, Logue, Powell and White deferred $91,552, $219,567, $13,089, $13,601, $34,371 and $64,926, respectively, of their 2025 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information.
(2)The amounts shown in this column include the amounts we paid each of the named executive officers in respect of the achievement of individual performance objectives under our 2025 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2025 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Deren, Logue and White deferred $14,305, $14,459, $13,174 and $2,045, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information. The amounts shown in this column also reflect the supplemental cash bonus awards that were approved in February 2026 for Messrs. Deren, Hicks, Winters and Logue in respect of achievement of certain key strategic initiatives in 2025. See the section titled "Senior Executive Supplemental Bonus Awards" under “Compensation Discussion and Analysis – 2025 Compensation” for additional information regarding the supplemental cash bonus awards. Messrs. Deren and Logue each deferred $10,000 of their respective supplemental cash bonus awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information.
(3)The amounts shown in this column include the aggregate grant date fair value of the restricted stock units and performance stock units we granted to each of the named executive officers in 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. See “Grants of Plan-Based Awards – 2025” for additional information.

The grant date fair value of the performance stock units granted to the named executive officers, without application of the RTSR Modifier and assuming (i) the target level of performance will be achieved and (ii) the maximum payout level of performance will be achieved, determined in accordance with ASC Topic 718, is set forth in the table below.

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Liam J. Kelly	$672,200	$1,680,539
John R. Deren	$176,488	$441,158
Cameron P. Hicks	$93,745	$234,363
James P. Winters	$125,019	$312,587
Daniel V. Logue	$125,019	$312,587
Thomas E. Powell	$93,959	$233,436
Jay K. White	$125,019	$312,587
(4)The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2025, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. See “Grants of Plan-Based Awards – 2025” for additional information.
(5)The amounts shown in this column represent the amounts we paid to each of the named executive officers in respect of the achievement of financial and operational performance metrics under our 2025 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2025 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Deren, Logue and White deferred $22,728, $5,997, $5,042 and $3,610, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information.
(6)The amounts shown in this column with respect to Messrs. Deren, Logue, Powell and White reflect above-market interest earned in the indicated year in respect of amounts of deferred compensation held by such person under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information.
(7)The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s defined contribution retirement plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Kelly, Deren, Hicks, Logue, Powell and White, the amounts shown in this column also include the non-elective and matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. With respect to Messrs. Powell and White, the amounts shown in this column also include the compensation actually paid during the year presented in relation to consulting and severance compensation, respectively. See "Executive Compensation Overview – Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer” and “Executive Compensation Overview – Departure of Jay White as Corporate Vice President and President, Global Commercial” in "Compensation Discussion and Analysis" for additional information. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are based on the amount of our automobile allowance. The amount set forth below with respect to the costs we incurred to provide Messrs. Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Consulting Compensation	Severance Compensation	Perquisites(a)
Mr. Kelly	$17,500	$158,021	$5,760	—	—	$144,285
Mr. Deren	$16,885	$40,210	$2,958	—	—	$11,069
Mr. Hicks	$17,500	$25,843	$2,514	—	—	$22,819
Mr. Winters	$63,485	—	$2,179	—	—	$22,020
Mr. Logue	$17,500	$28,229	$2,556	—	—	$11,069
Mr. Powell	$6,874	$33,062	$1,280	$361,763	—	$34,802
Mr. White	$17,500	$23,794	$2,162	—	$647,200	$6,243
_________________________
(a)The amounts shown in this column include the following benefits: (i) for Mr. Kelly, $133,046 in incremental costs we incurred to provide him with personal use of our aircraft, an automobile allowance of $10,200 and $170 in costs we incurred in connection with financial planning services; (ii) for Mr. Deren an automobile allowance of $10,200; (iii) for Mr. Hicks, an automobile allowance of $10,200, $3,750 in costs we incurred in connection with an executive health examination and $8,000 in costs we incurred in connection with financial planning services; (iv) for Mr. Winters, an automobile allowance of $21,174; (v) for Mr. Logue, an automobile allowance of $10,200; (vi) for Mr. Powell, $31,305 in incremental costs we incurred to provide him with personal use of our aircraft and an automobile allowance of $2,746; and (vii) for Mr. White, an automobile allowance of $5,492. Each named executive officer also a received an attendee gift of de minimis value provided to him in connection with a corporate retreat for senior managers.
(8)On January 8, 2026, we announced the departure of Mr. Kelly as our President and Chief Executive Officer, effective as of the end of the day on January 7, 2026. See “Executive Compensation Overview – Departure of Liam J. Kelly as President and Chief Executive Officer” in "Compensation Discussion and Analysis" for additional information.
(9)We pay Mr. Winters’ cash compensation in euros. The amounts reported for him in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns (with respect to amounts included in that column other than amounts in the “Stock Awards” and “Option Awards” column) were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used for 2025 was 1.176 dollars per euro.
(10)Mr. Powell retired from the Company on April 1, 2025. See "Executive Compensation Overview – Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer” in "Compensation Discussion and Analysis" for additional information.
(11)Mr. White departed the Company on July 1, 2025. See “Executive Compensation Overview – Departure of Jay White as Corporate Vice President and President, Global Commercial” in "Compensation Discussion and Analysis" for additional information.

GRANTS OF PLAN-BASED AWARDS – 2025
The following table sets forth information regarding our grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2025.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
L. Kelly	2/25/2025	2/25/2025	$357,625	$1,430,500	$2,861,000	–	–	–	–	–	–	–
	3/04/2025	2/25/2025	–	–	–	–	–	–	–	71,983	$130.79	$2,886,518
	3/04/2025	2/25/2025	–	–	–	–	–	–	10,195	–	–	$1,333,404
	3/04/2025	2/25/2025	–	–	–	87	8,705	21,763	–	–	–	$672,200

J. Deren	2/24/2025	2/24/2025	$94,369	$377,474	$754,948	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	18,896	$130.79	$757,730
	3/04/2025	2/24/2025	–	–	–	–	–	–	2,676	–	–	$349,994
	3/04/2025	2/24/2025	–	–	–	23	2,285	5,713	–	–	–	$176,448

C. Hicks	2/24/2025	2/24/2025	$76,353	$305,410	$610,820	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	10,040	$130.79	$402,604
	3/04/2025	2/24/2025	–	–	–	–	–	–	1,422	–	–	$185,983
	3/04/2025	2/24/2025	–	–	–	12	1,214	3,035	–	–	–	$93,745

J. Winters	2/24/2025	2/24/2025	$92,582	$370,328	$740,655	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	13,387	$130.79	$536,819
	3/04/2025	2/24/2025	–	–	–	–	–	–	1,896	–	–	$247,978
	3/04/2025	2/24/2025	–	–	–	16	1,619	4,048	–	–	–	$125,019

D. Logue	2/24/2025	2/24/2025	$79,341	$317,362	$634,725	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	13,387	$130.79	$536,819
	3/04/2025	2/24/2025	–	–	–	–	–	–	1,896	–	–	$247,978
	3/04/2025	2/24/2025	–	–	–	16	1,619	4,048	–	–	–	$125,019

T. Powell	2/24/2025	2/24/2025	–	–	–	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	13,117	$130.79	$525,992
	3/04/2025	2/24/2025	–	–	–	–	–	–	1,416	–	–	$185,199
	3/04/2025	2/24/2025	–	–	–	12	1,209	3,023	–	–	–	$93,359

J. White	2/24/2025	2/24/2025	$56,810	$227,240	$454,480	–	–	–	–	–	–	–
	3/04/2025	2/24/2025	–	–	–	–	–	–	–	13,387	$130.79	$536,819
	3/04/2025	2/24/2025	–	–	–	–	–	–	1,896	–	–	$247,978
	3/04/2025	2/24/2025	–	–	–	16	1,619	4,048	–	–	–	$125,019
________________________
(1)Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2025 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2025 Compensation,” for additional information regarding the annual incentive awards.
(2)Represents the threshold, target and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted to each named executive officer under our 2023 Stock Incentive Plan. See the section entitled “Equity Incentive Compensation – Performance Stock Units” under “Compensation Discussion and Analysis – 2025 Compensation” for additional information regarding the performance stock units. The threshold amount assumes the maximum reduction in PSUs underlying the PSU award after application of the RTSR Modifier, and the maximum amount assumes the maximum increase in PSUs underlying the PSU award after application of the RTSR Modifier.
(3)The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2023 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest in four equal annual installments beginning on the first anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2025 Compensation,” for additional information regarding the restricted stock units.
(4)The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2023 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2025 Compensation,” for additional information regarding the stock option awards.
(5)Stock options awarded under our 2023 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the effective date of grant.
(6)The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units, performance stock units and option awards granted in 2025, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2025
The following table sets forth information with respect to the outstanding stock options, unvested restricted stock units and unvested performance stock units held by each named executive officer on December 31, 2025. Mr. White had no such equity interests as of such date.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
L. Kelly	3/4/2025	–	–	–	–	–		–		8,705		$1,062,358
	3/4/2025	–	–	–	–	10,195		$1,244,198		–	–	–
	3/4/2025	–	71,983	$130.79	3/4/2035	–	–	–	–	–	–	–
	2/27/2024	–	–	–	–	–		–		5,509		$672,318
	2/27/2024	–	–	–	–	6,858		$836,950		–		–
	2/27/2024	16,031	32,063	$226.04	2/27/2034	–		–		–		–
	2/28/2023	–	–	–	–	–		–		5,150		$628,506
	2/28/2023	–	–	–	–	+2,616		$319,257		–		–
	2/28/2023	–	–	–	–	6,733		$821,695		–		–
	2/28/2023	31,269	15,635	$238.23	2/28/2033	–		–		–		–
	3/1/2022	39,063	–	$333.24	3/1/2032	–		–		–		–
	3/2/2021	28,902	–	$403.78	3/2/2031	–		–		–		–
	2/25/2020	31,371	–	$348.11	2/25/2030	–		–		–		–
	2/26/2019	35,273	–	$288.38	2/26/2029	–		–		–		–
	2/27/2018	34,676	–	$253.72	2/27/2028	–		–		–		–
	2/28/2017	29,163	–	$191.18	2/28/2027	–		–		–		–
	5/3/2016	3,366	–	$157.46	5/3/2026	–		–		–		–
	3/1/2016	33,211	–	$144.79	3/1/2026	–		–		–		–

J. Deren	3/4/2025	–	–	–	–	–		–		2,285		$278,861
	3/4/2025	–	–	–	–	2,676		$326,579		–		–
	3/4/2025	–	18,896	$130.79	3/4/2035	–		–		–		–
	2/27/2024	–	–	–	–	–		–		339		$41,372
	2/27/2024	–	–	–	–	422		$51,501		–		–
	2/27/2024	985	1,972	$226.04	2/27/2034	–		–		–		–
	2/28/2023	–	–	–	–	–		–		317		$38,687
	2/28/2023	–	–	–	–	+161		$19,648		–		–
	2/28/2023	–	–	–	–	414		$50,525		–		–
	2/28/2023	1,924	962	$238.23	2/28/2033	–		–		–		–
	3/1/2022	2,441	–	$333.24	3/1/2032	–		–		–		–
	8/24/2021	325	–	$386.17	8/24/2031	–		–		–		–
	3/2/2021	1,759	–	$403.78	3/2/2031	–		–		–		–
	2/25/2020	2,167	–	$348.11	2/25/2030	–		–		–		–
	2/26/2019	2,762	–	$288.38	2/26/2029	–		–		–		–
	2/27/2018	970	–	$253.72	2/27/2028	–		–		–		–

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
	5/9/2017	316	–	$194.40	5/9/2027	–	–	–	–

C. Hicks	3/4/2025	–	–	–	–	–	–	1,214	$148,157
	3/4/2025	–	–	–	–	1,422	$173,541	–	–
	3/4/2025	–	10,040	$130.79	3/4/2035	–	–	–	–
	2/27/2024	–	–	–	–	–	–	802	$97,876
	2/27/2024	–	–	–	–	998	$121,796	–	–
	2/27/2024	2,333	4,666	$226.04	2/27/2034	–	–	–	–
	2/28/2023	–	–	–	–	–	–	693	$84,574
	2/28/2023	–	–	–	–	+352	$42,958	–	–
	2/28/2023	–	–	–	–	906	$110,568	–	–
	2/28/2023	4,209	2,105	$238.23	2/28/2033	–	–	–	–
	3/1/2022	4,915	–	$333.24	3/1/2032	–	–	–	–
	3/2/2021	3,599	–	$403.78	3/2/2031	–	–	–	–
	2/25/2020	3,997	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	5,100	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	5,358	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	8,056	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	6,599	–	$144.79	3/1/2026	–	–	–	–

J. Winters	3/4/2025	–	–	–	–	–	–	1,619	$197,583
	3/4/2025	–	–	–	–	1,896	$231,388	–	–
	3/4/2025	–	13,387	$130.79	3/4/2035	–	–	–	–
	6/18/2024	–	–	–	–	–	–	195	$23,798
	6/18/2024	–	–	–	–	243	$29,656	–	–
	6/18/2024	558	1,118	$202.09	6/18/2034	–	–	–	–
	2/27/2024	–	–	–	–	–	–	904	$110,324
	2/27/2024	–	–	–	–	1,126	$137,417	–	–
	2/27/2024	2,632	5,264	$226.04	2/27/2034	–	–	–	–
	2/28/2023	–	–	–	–	–	–	697	$85,062
	2/28/2023	–	–	–	–	+354	$43,202	–	–
	2/28/2023	–	–	–	–	912	$111,300	–	–
	2/28/2023	4,233	2,117	$238.23	2/28/2033	–	–	–	–
	3/1/2022	5,208	–	$333.24	3/1/2032	–	–	–	–
	3/2/2021	3,016	–	$403.78	3/2/2031	–	–	–	–
	2/25/2020	3,234	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	3,214	–	$288.38	2/26/2029	–	–	–	–
	4/23/2018	1,729	–	$271.70	4/23/2028	–	–	–	–

D. Logue	3/4/2025	–	–	–	–	–	–	1,619	$197,583
	3/4/2025	–	–	–	–	1,896	$231,388	–	–

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
	3/4/2025	–	13,387	$130.79	3/4/2035	–	–	–	–
	2/27/2024	–	–	–	–	–	–	1,069	$130,461
	2/27/2024	–	–	–	–	1,331	$162,435	–	–
	2/27/2024	3,110	6,222	$226.04	2/27/2034	–	–	–	–
	2/28/2023	–	–	–	–	–	–	872	$106,419
	2/28/2023	–	–	–	–	+443	$54,064	–	–
	2/28/2023	–	–	–	–	1,139	$139,004	–	–
	2/28/2023	5,292	2,646	$238.23	2/28/2033	–	–	–	–
	3/1/2022	4,557	–	$333.24	3/1/2032	–	–	–	–
	3/2/2021	2,513	–	$403.78	3/2/2031	–	–	–	–
	2/25/2020	1,180	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	1,551	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	843	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	1,276	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	1,574	–	$144.79	3/1/2026	–	–	–	–

T. Powell	3/4/2025	–	–	–	–	–	–	1,209	$147,546
	3/4/2025	–	–	–	–	1,416	$172,809	–	–
	3/4/2025	–	13,117	$130.79	3/4/2035	–	–	–	–
	2/27/2024	–	–	–	–	–	–	1,927	$235,171
	2/27/2024	–	–	–	–	2,398	$292,652	–	–
	2/27/2024	5,607	11,214	$226.04	2/27/2034	–	–	–	–
	2/28/2023	–	–	–	–	–	–	1,302	$158,896
	2/28/2023	–	–	–	–	+662	$80,790	–	–
	2/28/2023	–	–	–	–	–	–	–	–
	2/28/2023	11,856	–	$238.23	2/28/2033	–	–	–	–
	3/1/2022	14,160	–	$333.24	3/1/2032	–	–	–	–
	3/2/2021	10,399	–	$403.78	3/2/2031	–	–	–	–
	2/25/2020	12,992	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	16,574	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	15,660	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	21,872	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	31,882	–	$144.79	3/1/2026	–	–	–	–
_____________________________________
(1)All stock options vest in three equal annual increments beginning on the first anniversary of the date of grant.
(2)Except as described below, these amounts represent outstanding restricted stock units. Restricted stock units granted in 2025 vest in four equal annual installments beginning on the first anniversary of the date of grant. Restricted stock units granted prior to 2025 fully vest on the third anniversary of the grant date.
Those entries designated by “+” represent performance stock unit awards granted on February 28, 2023, which vested on February 28, 2026. In February 2026, our Compensation Committee determined that our performance for the three-year period ended December 31, 2025, as modified by application of our RTSR Modifier, resulted in the achievement of approximately 50.8% of the target amount relating to such awards; as such, the number of shares earned constitutes that percentage of the original award, as modified by application of the RTSR modifier.

(3)The amounts set forth in this column represent the market value of the unvested restricted stock units and performance stock units held by the named executive officer based on a market price of $122.04 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2025, the last trading day of 2025.
(4)Subject to the actual level of performance achieved, performance stock units granted in 2024 and 2025 will vest on the third anniversary of the grant date.
(5)Assumes that target performance is achieved with respect to the performance stock units and, for the 2024 Performance Stock Units, without application of the RTSR Modifier. If maximum performance is achieved (including the maximum increase in performance stock units after application of the RTSR Modifier with respect to the 2024 Performance Stock Units), the number of shares (and market value of such shares) to be issued following vesting of performance stock units is as follows:

	2025 Performance Stock Units		2024 Performance Stock Units
Name	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares
L. Kelly	21,763	$2,655,957	13,773	$1,680,857
J. Deren	5,713	$697,215	848	$103,490
C. Hicks	3,035	$370,391	2,005	$244,690
J. Winters	4,048	$494,018	2,748	$335,366
D. Logue	4,048	$494,018	2,673	$326,213
T. Powell	3,023	$368,927	4,818	$587,989
The market value of the unvested performance stock units is calculated based on a market price of $122.04 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2025, the last trading day of 2025.
OPTION EXERCISES AND STOCK VESTED – 2025
The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Liam J. Kelly	36,464	$1,947,437	6,230	$827,033
John R. Deren	–	–	390	$51,773
Cameron P. Hicks	–	–	785	$104,209
James P. Winters	–	–	830	$110,183
Daniel V. Logue	1,620	$87,691	727	$96,509
Thomas E. Powell	–	–	3,961	$538,673
Jay K. White	–	–	1,298	$172,310
_________________________
(1)The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.
(2)The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock unit and performance stock unit awards that vested in 2025. Mr. Kelly deferred 1,338 of these shares into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2025” for additional information.
(3)The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units and performance stock units that vested; the restricted stock units and performance stock units were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit and performance stock unit held.

NONQUALIFIED DEFERRED COMPENSATION — 2025
We maintain our Deferred Compensation Plan, under which executives, including certain of the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units and performance stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit and performance stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.
In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Kelly, Powell and Deren and three percent with respect to all other executives eligible to receive non-elective contributions, including Messrs. Hicks, White and Logue) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.
The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2025. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Fund Name	Rate of Return
Vanguard Federal Money Market Investor Fund	4.22%
Teleflex Fixed Rate Fund	5.56%
Vanguard Total Bond Market Index Fund Admiral Shares	7.15%
Victory Core Plus Intermediate Bond R6	7.81%
Vanguard Inflation-Protected Securities Fund Admiral Shares	6.87%
Vanguard Lifestrategy Income Fund Investor Shares	9.42%
Vanguard Lifestrategy Conservative Growth Fund Investor Shares	12.86%
Vanguard Lifestrategy Moderate Growth Fund Investor Shares	16.24%
Vanguard Wellington Fund Admiral Shares	16.57%
Vanguard Lifestrategy Growth Fund Investor Shares	19.63%
Columbia Dividend Income Fund Shares	15.92%
Vanguard 500 Index Fund Admiral Shares	17.83%
Fidelity Large Cap Growth Index Fund Shares	18.53%
JP Morgan Large Cap Growth Fund Class R6	14.40%
Vanguard Mid-Cap Index Fund Admiral Shares	11.67%
Touchstone Midcap Fund Class R6	4.97%
JPMorgan Small Cap Equity Fund Class R6	(2.41)%

Fund Name	Rate of Return
Vanguard Small-Cap Index Fund Shares	8.85%
Vanguard Explorer Fund Admiral Shares	7.23%
American Funds New Perspective Fund Class R-6	21.62%
Vanguard Total World Stock Index Admiral Shares	22.43%
Vanguard Total International Stock Index Fund Admiral Shares	32.18%
Vanguard International Growth Fund Admiral Shares	20.21%
American Funds New World Fund Class R-6	28.60%
Vanguard Real Estate Index Fund Admiral Shares	3.19%
Teleflex Stock Fund	(30.67)%
A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.
The following table sets forth information for the fiscal year ended December 31, 2025 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year-End(4)
Liam J. Kelly	$427,543	$158,021	$248,269	$5,735,955
John R. Deren	$245,235	$40,210	$149,028	$2,354,641
Cameron P. Hicks	$13,089	$25,843	$67,267	$556,232
James P. Winters	–	–	–	–
Daniel V. Logue	$48,507	$28,229	$36,831	$347,489
Thomas E. Powell	$586,835	$33,062	$184,097	$3,617,116
Jay K. White	$114,706	$23,794	$177,160	$1,456,236
________________________
(1)The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Kelly, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Kelly, the amounts set forth in this column consist of cash compensation amounts and shares issued upon the vesting of restricted stock unit and performance stock unit awards deferred by Mr. Kelly. The value of the restricted stock unit and performance stock unit awards deferred by Mr. Kelly was calculated based on the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of shares underlying the restricted stock unit and performance stock unit awards that vested. The cash compensation amounts reflected in the table are included in the Summary Compensation Table for 2025 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions for 2025 were made to Messrs. Kelly, Deren, Hicks, Logue, Powell and White in the amounts of $118,938, $23,743, $12,754, $13,581, $27,907 and $14,055, respectively. Matching contributions for 2025 made to Messrs. Kelly, Deren, Hicks, Logue, Powell and White in the amounts of $39,083, $16,467, $13,089, $14,648, $5,156 and $9,739, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2025.
(3)The amounts set forth in this column consist of aggregate interest or other earnings or losses accrued during 2025 for each named executive officer’s account. The following amounts included in this column are included in the Summary Compensation Table for 2025 in the "Change in Non-qualified Deferred Compensation Earnings" column: Mr. Deren, $3,011; Mr. Logue, $142; Mr. Powell $1,493; and Mr. White, $823.
(4)The following amounts were reported in the Summary Compensation Table in prior years: Mr. Kelly, $1,043,265 (2015 through 2024); Mr. Hicks, $110,624 (2016 and 2018 through 2022); Mr. Logue, $43,745 (2023 and 2024); Mr. Powell, $738,665 (2013 through 2024); and Mr. White, $156,539 (2021 through 2024).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2025. The information in this section does not include information relating to the following:
•distributions under our deferred compensation plan, other than enhanced payments in connection with a change in control (see “Nonqualified Deferred Compensation – 2025” for information regarding this plan);
•restricted stock units, performance stock units and shares underlying options that vested prior to the termination event (see the “Outstanding Equity Awards at Fiscal Year-End – 2025” table);
•short-term incentive payments that would not be increased due to the termination event;
•benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and
•other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.
Employment and Severance Arrangements
We have entered into agreements with each of our executive officers currently employed by us, and had such an agreement with Mr. Kelly, that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:
•continued payment of the executive’s base salary for a period of 24 months with respect to Messrs. Kelly and Deren and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. Hicks, White, Logue and Winters (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2025); provided that, in the case of Mr. Winters, the severance period will be reduced by any contractual notice period to which he is entitled under his employment agreement and the amount of his base salary payment will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;
•if the executive is terminated before the last day (or, in the case of Mr. Winters, if a notice of termination of employment is issued to him before the last day), but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);
•continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Winters, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if he continued to participate);
•with respect to Messrs. Kelly and Deren, a payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the automobile utilized by the executive at the time of his or her termination; and

•reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Winters and $20,000 with respect to each of the other executives.
On January 8, 2026, we announced Mr. Kelly's departure as our President and Chief Executive Officer. In connection therewith, we entered into a separation agreement with him that provides for the benefits to which Mr. Kelly is entitled in the event of a termination without cause pursuant to the terms of his existing severance agreement. See “Departure of Liam J. Kelly as President and Chief Executive Officer” above in "Compensation Discussion and Analysis" for further details.

We also had severance agreements with Messrs. Powell and White, both of whom departed the Company in 2025, as discussed above. Mr. White is entitled to receive the benefits to which he is entitled in the event of a termination without cause pursuant to the terms of his severance agreement (provided that outplacement benefits were paid in a lump sum). Mr. Powell is not receiving any severance payments, but was party to a consulting agreement with a term from April 2, 2025, through March 31, 2026. See "Executive Compensation Overview – Retirement of Thomas E. Powell and Appointment of John R. Deren as Executive Vice President and Chief Financial Officer” and “Executive Compensation Overview – Departure of Jay White as Corporate Vice President and President, Global Commercial” in "Compensation Discussion and Analysis" for additional information.
The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2025. With respect to Mr. White, the amounts included in the table reflect the actual payments paid or payable to him under his agreement as a result of his termination of employment in July 2025. With respect to Mr. Kelly, the actual payments paid or payable under his agreement as a result of his termination do not differ materially from the amounts set forth in the table. No disclosure is provided for Mr. Powell as he retired from the Company in April 2025.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
L. Kelly	$2,305,600	$370,330	$47,091	$12,456	$20,400	$20,000	$2,775,877
J. Deren	$1,174,200	$204,562	$32,804	$6,444	$20,400	$20,000	$1,458,410
C. Hicks	$329,625	$159,065	$12,277	$2,039	–	$20,000	$523,006
J. Winters(7)	$400,622	$195,871	$5,512	$1,634	–	$21,174	$624,813
D. Logue	$456,700	$182,159	$23,545	$2,768	–	$20,000	$685,172
J. White	$647,200	$56,556	$11,725	$1,169	–	$20,000	$736,650
________________________
(1)The amounts set forth in this column with respect to Messrs. Kelly, Deren, Hicks, Winters and Logue reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2025, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Kelly and Deren, 24 months; Mr. Logue, 12 months; and Messrs. Hicks and Winters, nine months. The amount set forth with respect to Mr. White reflects a severance period of twelve months, which is the period during which Mr. White is entitled to receive severance benefits as a result of his termination of employment in July 2025.
(2)The amounts set forth in this column reflect the actual cash incentive award each executive received for 2025, as reflected in the Summary Compensation Table.
(3)The amounts set forth in this column, other than with respect to Mr. White, have been calculated based upon the health coverage rates in effect as of December 31, 2025, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Kelly and Deren, 24 months; Mr. Logue, 12 months; and Messrs Hicks and Winters, nine months. The amounts set forth in this column with respect to Mr. White have been calculated based upon the health coverage rates in effect at the time of his termination of employment in July 2025.
(4)The amounts set forth in this column, other than with respect to Mr. White, have been calculated based upon the life and accident insurance rates in effect as of December 31, 2025, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Kelly and Deren, 24 months; Mr. Logue, 12 months; and Messrs. Hicks and Winters, nine months. The amounts set forth in this column with respect to Mr. White have been calculated based upon the health coverage rates in effect at the time of his termination of employment in July 2025.
(5)The amounts set forth in this column are based upon continuation of Messrs. Kelly's and Deren's car allowance in effect as of December 31, 2025, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.
(7)The amounts shown for Mr. Winters, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 1.176 dollars per euro, which was the exchange rate in effect as of December 31, 2025.
Change-in-Control Arrangements
We have entered into agreements with each of our executive officers currently employed by us, and had such an agreement with Mr. Kelly, that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:
•if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination (or, in the case of Mr. Winters, in the year in which a notice of termination is given), the executive will receive a bonus payment equal to the target award under such plan;
•the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan (or, in the case of Mr. Winters, the number of days during the applicable performance period prior to the date on which a notice of termination is given);
•payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment (or, in the case of Mr. Winters, in the year in which a notice of termination is given), which period is equal to three years for Mr. Kelly, two years for Mr. Deren and 18 months for Messrs. Hicks, Logue and Winters (the “CIC Severance Period”), provided that, in the case of Mr. Winters, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;
•in the case of Messrs. Kelly and Deren, annual payments during the applicable CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (collectively, the “Target Award”); and in the case of Messrs. Hicks, Logue and Winters, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to 50 percent of the Target Award;
•continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage the executive last elected for himself or herself, and the executive’s spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;
•in the case of Messrs. Kelly and Deren, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;
•with respect to Messrs. Kelly, Deren, Hicks and Logue, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Kelly, two additional years of service, in the case of Mr. Deren, and 18 months of additional service, in the case of Messrs. Hicks and Logue; and
•reimbursement for executive outplacement services in an amount up to $20,000.
The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.
Our 2023 Stock Incentive Plan and 2014 Stock Incentive Plan provide that, on the date of a change in control, all unvested stock options will immediately vest. In addition, in the event of the termination of employment of an option holder within two years following a change in control for any reason other than death, retirement, disability or termination for cause, each vested stock option will remain exercisable until the first to occur of the third anniversary of termination (or any later date on which the stock option can be exercised under its terms) or the expiration if the stock option. Notwithstanding the foregoing, the Board or Board committee administering the plan may determine that, upon the occurrence of a change in control, all stock options will terminate within a specified number of days and/or that each option holder will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the change in control over the exercise price of the stock option. The 2023 Stock Incentive Plan and 2014 Stock Incentive Plan also provide that, upon a change in control, all conditions and restrictions applicable to restricted stock units and performance stock units will lapse and the restricted stock units and performance stock units will be fully vested (in the case of the performance stock units, such vesting will be based on target performance).

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive in connection with a change in control under the documents described above, assuming the triggering event under the agreements occurred on December 31, 2025. No disclosure is provided as to either Mr. Powell or Mr. White, as they both departed the Company in 2025.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Equity Awards(2)	Health Benefits(3)	Auto- mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
L. Kelly	$3,458,400	$4,693,330	$5,266,026	$72,869	$30,600	$356,717	$20,000	$13,897,942
J. Deren	$1,174,200	$1,085,212	$787,524	$34,419	$20,400	$45,560	$20,000	$3,167,315
C. Hicks	$659,250	$620,540	$736,511	$34,231	–	$19,120	$20,000	$2,089,652
J. Winters(7)	$801,244	$756,742	$926,528	$14,699	–	–	$20,000	$2,519,213
D. Logue	$685,050	$661,694	$967,289	$49,324	–	$20,360	$20,000	$2,403,717
________________________
(1)The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2025, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Kelly, three years; Mr. Deren, two years; and Messrs. Hicks, Winters and Logue, 18 months.
(2)The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of performance stock units and restricted stock held by the named executive officers as of December 31, 2025, upon a Change of Control and under the terms of the 2014 Stock Incentive Plan and 2023 Stock Incentive Plan covering equity grants for all employees. The value of the unvested stock options was not included since the value was negative based on the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of performance stock units and restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $122.04 per share, which was the closing price of our common stock on December 31, 2025, as reported by the New York Stock Exchange, to determine the market value in both of these calculations.
(3)The amounts set forth in this column have been calculated based upon the health coverage costs and COBRA rates for each named executive officer in effect as of December 31, 2025.
(4)The amounts set forth in this column are based upon continuation of Messrs. Kelly's and Deren's car allowance in effect as of December 31, 2025, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the automobile allowance will be provided: Mr. Kelly, three years; Mr. Deren, two years.
(5)The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Kelly in 2025; two times the amount of such non-elective contribution for the account of Mr. Deren in 2025; and one and one-half times the amount of such non-elective contributions for the account of Messrs. Hicks, and Logue in 2025.
(6)The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.
(7)The amounts shown for Mr. Winters for benefits, other than the vesting of unvested equity awards, have been converted from euros to U.S. dollars using an exchange rate of 1.176 dollars per euro, which was the exchange rate in effect as of December 31, 2025.

CEO PAY RATIO
SEC regulations require that we provide a comparison of the annual total compensation of Liam J. Kelly, our Chief Executive Officer in 2025, to the median of the annual total compensation of our employees other than Mr. Kelly. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Kelly’s annual total compensation to that of the median employee. For 2025, our last completed fiscal year:
•Mr. Kelly’s annual total compensation was $6,732,419.
•Our median employee’s annual total compensation was $51,357.
•The ratio of Mr. Kelly’s annual total compensation to our median employee’s annual total compensation was 131 to 1.
SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.
Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.
Methodology
Date Used to Determine Employee Population and Median Employee
For purposes of identifying the median employee, we selected October 1, 2025 to be the date as of which we would determine our employee population.
Composition of Employee Population
We determined that, as of October 1, 2025, we had 15,443 employees globally. Of that amount, 3,725 were U.S. employees and 11,718 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 705 employees (approximately 5.0% of our employees) located in 23 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	39
Belgium	26
Brazil	41
Canada	40
Chile	12
Colombia	21
Greece	39
Hong Kong	11
Indonesia	27
Korea, Republic of	81
Netherlands	32

Country	No. of Employees
New Zealand	9
Philippines	22
Poland	35
Portugal	11
Saudi Arabia	5
Slovakia	6
South Africa	49
Spain	88
Sweden	1
Taiwan	55
Thailand	41
Vietnam	14
Total	705
After excluding the employees listed above, we determined the identity of our median employee from a population of 14,737 employees, including 3,725 U.S. employees and 11,012 non-U.S. employees.
Pay Data Used
To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2024 to September 30, 2025. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2024 to September 30, 2025. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2024 to September 30, 2025.
The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and after giving effect to the cost-of-living adjustment described below, is the median employee for purposes of the comparison to Mr. Kelly’s annual total compensation.
Cost of Living Adjustments
As part of the methodology we used to identify the median employee, we made cost of living adjustments to the compensation of non-U.S. employees to reflect the cost of living in the U.S., where Mr. Kelly resides. The cost-of-living adjustments were made through application of purchasing power parity conversion ratios that were obtained from Numbeo.com, a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. In calculating the annual total compensation of our median employee, who works in Mexico, we made the same cost of living adjustment. Had we not made the cost-of-living adjustments with respect to our non-U.S. employees, we would have had a different median employee, who works in Czech Republic and whose annual total compensation would have been $30,371. As a result, the ratio of Mr. Kelly’s compensation to the median employee’s compensation would have been 222 to 1.

PAY VERSUS PERFORMANCE
The following table reports the compensation of our principal executive officer (PEO) and the average compensation of the other named executive officers (Non-PEO NEOs) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules. The Compensation Committee does not utilize “compensation actually paid” as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the “Compensation Discussion and Analysis” section of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table (“SCT”) Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average SCT Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	Constant Currency Revenue (6)
2025	$6,732,419	$1,842,292	$1,698,302	$549,829	$30.62	$122.51	$(905,640,000)	$3,189,006,000
2024	$9,204,397	$2,743,208	$2,521,099	$1,126,248	$48.48	$135.21	$70,162,000	$3,073,300,000
2023	$9,039,947	$9,264,413	$2,329,579	$2,391,116	$67.48	$123.08	$357,572,000	$2,959,800,000
2022	$8,190,461	$5,009,855	$2,047,296	$1,419,844	$67.16	$112.36	$363,139,000	$2,842,500,000
2021	$8,673,634	$4,238,150	$2,074,095	$1,231,022	$87.92	$142.45	$485,374,000	$2,811,700,000
________________________
(1)    Liam J. Kelly was our principal executive officer in each of 2025, 2024, 2023, 2022, and 2021.
(2)    The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Summary Compensation Table (“SCT”) Total for PEO” column:

	2025	2024	2023	2022	2021
Deductions for amounts reported under the “Stock Awards” column of the SCT	$2,005,604	$2,744,215	$2,835,227	$2,683,159	$2,664,264
Deductions for amounts reported under the “Option Awards” column of the SCT	$2,886,518	$3,411,307	$3,575,961	$3,502,779	$3,000,606
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$3,783,038	$4,196,638	$7,099,876	$4,247,471	$4,025,539
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(2,696,754)	$(3,729,616)	$(172,668)	$(1,568,368)	$(2,366,658)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$(1,084,288)	$(772,689)	$(291,552)	$326,230	$(429,495)
(3)    Our named executive officers, other than our principal executive officer, for (a) 2025 were John R. Deren, Cameron P. Hicks, Daniel V. Logue, James P. Winters, Thomas E. Powell and Jay K. White; (b) 2024 and 2023 were Thomas E. Powell, Jay. K. White, Daniel V. Logue and James P. Winters; and (c) 2022 and 2021 were Thomas E. Powell, Jay K. White, Cameron P. Hicks and James P. Winters.

(4)    The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Average SCT Total for Non-PEO NEOs” column:

	2025	2024	2023	2022	2021
Deductions for change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation” column of the SCT	—	—	$(2,348)	—	—
Deductions for amounts reported under the “Stock Awards” column of the SCT	$367,286	$644,514	$605,853	$556,786	$481,872
Deductions for amounts reported under the “Option Awards” column of the SCT	$549,464	$800,788	$764,020	$726,798	$542,719
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$493,626	$991,675	$1,517,025	$881,351	$728,082
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(534,201)	$(787,603)	$(33,995)	$(289,943)	$(468,507)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$(191,147)	$(153,621)	$(53,968)	$64,724	$(78,058)
(5)    The peer group used to determine the total shareholder return values included in this column was the S&P 500 Healthcare Equipment & Supply Index. Total shareholder return (TSR) is cumulative for the measurement periods beginning on December 31, 2020, and ending on the last fiscal day in 2025, 2024, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(6)    Constant Currency Revenue is the amount of our consolidated revenues for a given year, adjusted to eliminate the effect of foreign currency exchange rate fluctuations for such year. The amount of revenue included in the table for 2025 was further adjusted to eliminate the impact of an increase in our reserves, and a corresponding reduction to revenue within our EMEA segment, for prior years related to the Italian payback measure.
Financial Performance Measures
The most important financial performance measures we use to link compensation actually paid to our Named Executives Officers, for the most recently completed fiscal year, to company performance are as follows:
•Constant Currency Revenue
•Adjusted Earnings Per Share
•Adjusted Operating Cash Flow
For a discussion regarding the manner in which these financial performance measures are tied to the compensation of our named executive officers, see “2025 Compensation” under the “Compensation Discussion and Analysis” section of this proxy statement.
Pay Versus Performance Relationship
The following graphs are intended to provide a comparison of the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs over each of the years included in the Pay Versus Performance table above to the metrics set forth in the graphs below.

CAP vs. TFX TSR and Sector TSR
Compensation Actually Paid ("CAP") $000s
TSR
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
160
140
120
100
80
60
40
20
0
2021
2022
2023
2024
2025
$142
$112
$123
$135
$123
$88
$67
$67
$48
$31
$4,238
$1,231
$5,010
$1,420
$9,264
$2,391
$2,743
$1,126
$1,842
$550
CAP to PEO
Average CAP to Non-PEO NEOs $000s
TFX TSR
S&P 500 HC Equipment & Supply Index TSR

Comparison of Total Shareholder Return
Assumes Initial Investment of $100

CAP vs. GAAP Net Income
Compensation Actually Paid ("CAP") $000s
GAAP Net Income $000s
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
600,000
400,000
200,000
0
(200,000)
(400,000)
(600,000)
(800,000)
(1,000,000)
$485,374
$363,139
$357,572
$70,162
$(905,640)
$4,238
$1,231
$5,010
$1,420
$9,264
$2,391
$2,743
$1,126
$1,842
$549
2021
2022
2023
2024
2025
CAP to PEO
Average CAP to Non-PEO NEOs $000s
GAAP Net Income $000s

CAP vs. Company Selected Measure: Constant Currency Revenue
Compensation Actually Paid ("CAP") $000s
Company Selected Measure: Constant Currency Revenue $000s
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
3,300,000
3,200,000
3,100,000
3,000,000
2,900,000
2,800,000
2,700,000
2,600,000
2021
2022
2023
2024
2025
$4,238
$1,231
$2,811,700
$5,010
$1,420
$2,842,500
$9,264
$2,391
$2,959,800
$2,743
$1,126
$3,073,300
$1,842
$549
$3,189,006
CAP to PEO
Average CAP to Non-PEO NEOs $000s
Company Selected Measure: Constant Currency Revenue $000s

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 1, 2026 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Outstanding Common Stock(b)
The Vanguard Group, Inc.	5,454,016		12.3%
100 Vanguard Boulevard
Malvern, PA 19355 (c)

BlackRock, Inc.	5,158,480		11.7%
55 East 52nd Street
New York, NY 10022(d)

T. Rowe Price Investment Management, Inc.	4,569,043		10.3%
100 E. Pratt Street
Baltimore, MD 21201 (e)

Janus Henderson Group plc	4,149,271		9.4%
201 Bishopsgate
EC2M 3AE, United Kingdom (f)

John R. Deren	24,058	(g)	*
Candace H. Duncan	15,769	(h)	*
Gretchen R. Haggerty	17,513	(i)	*
John C. Heinmiller	12,648	(j)	*
Cameron P. Hicks	61,331	(k)	*
Liam J. Kelly	388,289	(l)	*
Stephen K. Klasko	18,751	(m)	*
Andrew A. Krakauer	15,805	(n)	*
Daniel V. Logue	44,640	(o)	*
Neena M. Patil	5,937	(p)	*
Thomas E. Powell	181,410	(q)	*
Stuart A. Randle	29,692	(r)	*
Jaewon Ryu	6,177	(s)	*
Michael J. Tokich	–		*
Jay K. White	3,147		*
James P. Winters	35,320	(t)	*
All directors and executive officers as a group (12 persons)	288,470	(u)	0.7%
_________________________
*Represents holdings of less than 1%.
(a)“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2026 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.
(b)Based on 44,194,742 shares outstanding on February 1, 2026.
(c)Of the shares listed in the table, The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 58,030 shares, sole dispositive power with respect to 5,257,125 shares and shared dispositive power with respect to 196,891 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023. On March 27, 2026, The Vanguard Group filed a Schedule 13G/A with the SEC stating that (i) on January 12, 2026, the Vanguard Group went through an internal realignment and that certain subsidiaries or business divisions of subsidiaries of the Vanguard Group that formerly had, or were deemed to have, beneficial ownership with the Vanguard Group will report beneficial ownership separately (on a disaggregated basis) from the Vanguard Group and (ii) the Vanguard Group no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.
(d)BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries and affiliates that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 5,053,017 shares and sole dispositive power with respect to all 5,158,480 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on October 17, 2025, reporting beneficial ownership as of September 30, 2025. The number of shares held by such reporting persons may have changed subsequent to September 30, 2025.
(e)T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has sole voting power with respect to 4,556,673 shares listed in the table and sole dispositive power for all 4,569,043 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Investment Management with the SEC on November 14, 2025, reporting beneficial ownership as of September 30, 2025. The number of shares held by such reporting persons may have changed subsequent to September 30, 2025.
(f)Janus Henderson Group plc (“Janus Henderson”) has shared voting power and shared dispositive power with respect to all of the shares listed in the table. Janus Henderson Enterprise Fund ("JHEF") has shared voting and shared dispositive power over 2,885,870 shares. Janus Henderson Group plc is a parent holding company of Janus Henderson Enterprise Fund, which is a registered investment company. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Janus Henderson with the SEC on August 14, 2025, reporting beneficial ownership as of June 30, 2025. The number of shares held by such reporting persons may have changed subsequent to June 30, 2025.
(g)Includes 21,895 shares underlying stock options, 1,083 shares underlying restricted stock units and 4 shares held for Mr. Deren's account in the Company's 401(k) Savings Plan.
(h)Includes 10,871 shares underlying stock options.
(i)Includes 12,259 shares underlying stock options.
(j)Includes 864 shares held by the Julie A. Heinmiller 2021 Family Irrevocable Trust and 8,659 shares underlying stock options.
(k)Includes 51,950 shares underlying stock options, 1,261 shares underlying restricted stock units and 37 shares held for Mr. Hicks' account in the Company's 401(k) Savings Plan.
(l)Includes 19,317 shares held by the Helen Kelly 2021 Irrevocable Trust, 337,985 shares underlying stock options and 9,281 shares underlying restricted stock units.
(m)Includes 7,880 shares held indirectly by Dr. Klasko through the Stephen K. Klasko Revocable Trust and 10,871 shares underlying stock options.
(n)Includes 9,637 shares underlying stock options.
(o)Includes 32,115 shares underlying stock options, 1,613 shares underlying restricted stock units and 306 shares held for Mr. Logue’s account in the Company’s 401(k) Savings Plan.
(p)Includes 4,362 shares underlying stock options.
(q)Includes 160,193 shares underlying stock options, 5,664 shares underlying restricted stock units and 405 shares held for Mr. Powell’s account in the Company’s 401(k) Savings Plan.
(r)Includes 10,871 shares underlying stock options.
(s)Includes 3,501 shares underlying stock options.
(t)Includes 33,035 shares underlying stock options and 1,386 shares underlying restricted stock units.
(u)Includes 105,013 shares underlying stock options, 8,744 shares held indirectly through trusts, 5,343 shares underlying restricted stock units held by the Company’s current executive officers and 347 shares held for the account of some of the Company’s current executive officers in the Company’s 401(k) Savings Plan.

CERTAIN TRANSACTIONS
Related Person Transactions Policy
We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.
The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related person transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.
PROPOSAL 2:
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2023 annual meeting of stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.
As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.
Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2026 Annual Meeting.
This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2026. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.
Audit and Non-Audit Fees
The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2025 and December 31, 2024, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2025	2024
Audit fees	$9,242,447	$6,367,594
Audit-related fees	$4,218,763	$607,257
Tax fees	$6,277,452	$1,658,144
All other fees	$189,320	$23,020
	$19,927,982	$8,656,015
Audit-Related Fees. In 2025, audit-related fees primarily consisted of fees associated with the Strategic Divestitures, IT-related deployment and development fees and fees for non-audit assurance services and consultation on accounting matters. In 2024, audit-related fees primarily consisted of fees for IT-related deployment and development.
Tax Fees. Tax fees primarily consisted of fees for tax compliance activities in certain foreign jurisdictions ($537,664 for 2025 and $604,208 for 2024) and tax planning and consultancy services ($5,739,788 for 2025 and $1,053,937 for 2024), which for 2025 were primarily associated with the Strategic Divestitures.
All Other Fees. All other fees for 2025 primarily consisted of fees associated with risk preparedness activities, sustainability reporting readiness services, license fees for utilization of technical and informational databases and assistance with non-audit regulatory compliance filings. All other fees for 2024 primarily consisted of license fees for utilization of technical and informational databases and assistance with non-audit regulatory compliance filings.
Audit Committee Pre-Approval Procedures
The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2026.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2027 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than December 16, 2026 and must comply in all other respects with SEC rules relating to such inclusion.
In addition, our proxy access bylaw permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two directors or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 2.2.2 of our bylaws. Pursuant to the proxy access bylaw, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2027 annual meeting of stockholders, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 16, 2026 and December 16, 2026, inclusive.
Our bylaws also permit stockholders to nominate director nominees and propose business for consideration at our 2027 annual meeting of stockholders and to then distribute their own proxy materials with respect to such nominations and proposals. Under our bylaws, a stockholder wishing to make such nomination or proposal must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. Accordingly, to be timely with respect to the 2027 annual meeting of stockholders, the Company must receive a stockholder’s notice to nominate a director using the stockholder’s own proxy materials between January 15, 2027 and February 14, 2027, inclusive. Any such nomination for director must include all information required by Rule 14a-19(b) under the Exchange Act. These requirements do not affect the deadline for submitting stockholder proposals or director nominations for inclusion in the Company’s proxy materials.
In connection with any proposal submitted by stockholders for consideration at the 2027 annual meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by March 1, 2027.
OTHER MATTERS
The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.
Stockholders are requested to vote their shares at their earliest convenience through the internet, by telephone, by mail, or at the Annual Meeting as described more fully on pages 2-3 of this proxy statement.

By Order of the Board of Directors,

Daniel V. Logue Corporate Vice President, General Counsel & Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

TELEFLEX INCORPORATED

May 15, 2026

PROXY VOTING INSTRUCTIONS

INTERNET – Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2025 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:			
Nominees:			
1a. Candace H. Duncan	☐	☐	☐
1b. Gretchen R. Haggerty	☐	☐	☐
1c. Andrew A. Krakauer	☐	☐	☐
1d. Neena M. Patil	☐	☐	☐
1e. Stuart A. Randle	☐	☐	☐
1f. Jaewon Ryu	☐	☐	☐
1g Michael J. Tokich	☐	☐	☐
Proposal 2. Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐
Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2026.	☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees listed above and "FOR" Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TELEFLEX INCORPORATED

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Stuart A. Randle and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 15, 2026 or any adjournment thereof.

(Continued on the other side)